SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Orexigen Therapeutics, Inc.

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3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

NOTICE OF 2015 ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholder:

The annual meeting of stockholders of Orexigen Therapeutics, Inc. will be held at the offices of Cooley LLP located at 4401 Eastgate Mall, San Diego, California 92121 on June 9, 2015 at 10:00 a.m. local time, for the following purposes:

1.	To elect three (3) directors for a three-year term to expire at the 2018 annual meeting of stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.	To transact any other business that may properly come before our annual meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors has fixed April 13, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting.

All stockholders are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

By Order of the Board of Directors,

Michael A. Narachi

President, Chief Executive Officer and Director

La Jolla, California

April 22, 2015

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 9, 2015

The board of directors of Orexigen Therapeutics, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on June 9, 2015 at 10:00 a.m., local time, at the offices of Cooley LLP located at 4401 Eastgate Mall, San Diego, California 92121. If you need directions to the location of the annual meeting, please contact us at (858) 875-8600.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 9, 2015.

This proxy statement and our annual report are available electronically at www.proxydocs.com/orex.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2015 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card in the envelope provided.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about April 22, 2015 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on April 13, 2015, the record date for the annual meeting, are entitled to vote at the annual meeting. On this record date, there were 124,989,339 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

What am I voting on?

There are two proposals scheduled for a vote:

Proposal 1: Election of three (3) Directors:

•	Louis C. Bock;

•	Wendy L. Dixon, Ph.D.; and

•	Peter K. Honig, M.D., M.P.H.

Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

How many votes do I have?

Each share of our common stock that you own as of April 13, 2015 entitles you to one vote.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If your shares are held in your name you are considered, with respect to those shares, the “stockholder of record.” You have three options for returning your proxy:

By Mail. If you choose to return your proxy by mail, then mark, sign, date and mail back the enclosed form of proxy, which requires no postage if mailed in the United States. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares will be, as permitted, voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

Voting by Telephone or Internet. Please call the toll-free telephone number on the proxy card (1-800-690-6903) and follow the recorded instructions; or access our secure website registration page through the Internet (at www.proxyvote.com), as identified on the proxy card and follow the instructions, using the unique control number printed on the proxy card. Please note that the Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on June 8, 2015.

In Person at the Annual Meeting. You may attend the annual meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting, and we will give you a ballot at the annual meeting.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are held in street name. You should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Generally you have three options for returning your proxy:

By Mail. You may vote by signing, dating and returning your voting instruction card in the pre-addressed envelope provided by your broker, bank or other agent.

By Method Listed on Voting Instruction Card. Please refer to your voting instruction card or other information provided by your bank, broker or other agent to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by your broker, bank or other agent. If your bank, broker or other agent does not offer Internet or telephone voting information, please complete and return your voting instruction card in the pre-addressed, postage-paid envelope provided.

In Person at the Annual Meeting. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request the proxy form authorizing you to vote the shares. You will need to bring with you to the annual meeting the legal proxy form from your broker, bank or other agent authorizing you to vote the shares as well as proof of identity.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date;

•	you may notify our corporate secretary in writing before the annual meeting that you have revoked your proxy; or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of April 13, 2015, or approximately 62,494,670 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. Each director shall be elected by the vote of a majority of the votes cast with respect to the director. A majority of the votes cast means that the number of shares voted “For” a director exceeds the number of votes cast “Withheld” for that director. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. To be approved, Proposal 2 must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes will have the same effect as an “Against” vote.

Voting results, as of immediately prior to the annual meeting, will be tabulated by our mailing and tabulating agent, Broadridge Financial Solutions, Inc. Final voting results, including any votes made at the annual meeting, will be tabulated and certified by our outside legal counsel, David G. Peinsipp of Cooley LLP.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP as our independent registered public accounting firm. Abstentions will have no effect on the election of directors.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will have the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will pay our directors, officers and other employees no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the Securities and Exchange Commission (“SEC”) on February 27, 2015, we will send you one without charge. Please write to:

Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the Investors section of our website at www.orexigen.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. You are requested to vote for three nominees for director, whose terms expire at this annual meeting and who will be elected for a new three-year term and will serve until their successors are elected and qualified. The nominees are Louis C. Bock, Wendy L. Dixon, Ph.D. and Peter K. Honig, M.D., M.P.H.

If no contrary indication is made, proxies in the accompanying form are to be voted for Drs. Dixon and Honig and Mr. Bock or in the event that Drs. Dixon or Honig or Mr. Bock is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Drs. Dixon and Honig and Mr. Bock are currently members of our board of directors.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating/ corporate governance committee in recommending qualified director candidates is described below under “Director Nominations Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the

2018 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Louis C. Bock	50	Director
Wendy L. Dixon, Ph.D.	59	Director
Peter K. Honig, M.D., M.P.H.	58	Director

Louis C. Bock has served as a member of our board of directors since April 2005. Mr. Bock also currently serves as a Venture Partner at Santé Ventures since 2014. Prior to joining Santé Ventures, Mr. Bock was a Managing Director of Scale Venture Partners, a venture capital firm. Mr. Bock joined Scale Venture Partners in September 1997 from Gilead Sciences, Inc., a biopharmaceutical company, where he worked from September 1989 to September 1997. Prior to Gilead, he was a research associate at Genentech, Inc. from November 1987 to September 1989. He currently serves as a director of the following publicly traded companies: Heat Biologics, for which he serves as a member of the audit committee and Zogenix, Inc., for which he also serves as a member of the audit, compensation and nominating and governance committees. In addition, Mr. Bock serves on the board of directors of the following privately-held companies: Molecular Templates, CardioKinetix and Powervision and also serves on the board of directors of Arizona Technology Enterprises, LLC, a non-profit organization. In the past five years, Mr. Bock has also served as a member of the boards of directors of the following publicly traded companies: diaDexus Inc. and Horizon Pharma, Inc. Mr. Bock received his B.S. in Biology from California State University, Chico and an M.B.A. from California State University, San Francisco.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Bock has extensive clinical and leadership experience in the biotechnology and biopharmaceuticals industries, including experience in research, project management, business development and sales from his time at Gilead. His strong corporate governance experience stems from his membership on other companies’ boards of directors, including positions on other audit and nominating/corporate governance committees.

Wendy L. Dixon, Ph.D. has served as a member of our board of directors since April 2010. From December 2001 to May 2009, Dr. Dixon was Chief Marketing Officer and President, Global Marketing for Bristol-Myers Squibb Company, and served on the CEO’s Executive Committee. From 1996 to 2001, she was Senior Vice President, Marketing — USHH at Merck and prior to that she held executive management positions at West Pharmaceuticals, Osteotech, Inc. and Centocor, Inc. and various positions at SmithKline & French Pharmaceuticals (now GSK) in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon serves on the boards of directors of the following publicly traded companies: Alkermes plc., Eleven Biotherapeutics, Inc., bluebird bio, Inc. and Incyte Corporation. In the past five years, Dr. Dixon has also served as a member of the board of directors of the following publicly traded companies: DENTSPLY International, sold in 2014, and Ardea Biosciences, Inc., sold in 2012 and Furiex Pharmaceuticals, Inc., sold in 2014. Dr. Dixon received her MSc and BSc in Natural Science and her Ph.D. in Biochemistry from University of Cambridge.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Dr. Dixon has a 30-year career in the pharmaceutical and biotechnology business, combining a technical background and experience in drug development and regulatory affairs with commercial responsibilities in building and leading organizations and launching and growing more than 20 pharmaceutical products including Tagamet®, Fosamax®, Singulair®, Plavix®, Abilify®, Reyataz® and Baraclude®.

Peter K. Honig, M.D., M.P.H. has served as a member of our board of directors since February 2010. Dr. Honig currently serves as Senior Vice President of Worldwide Regulatory Affairs at Pfizer, Inc., a global pharmaceutical company. Prior to this position, from July 2010 to May 2014, Dr. Honig served as Head of Global Regulatory Affairs and Patient Safety at AstraZeneca, LLP, a pharmaceutical company, and from January 2003 through December 2009, Dr. Honig served as Senior Vice President, Worldwide Regulatory Affairs and Product Safety at Merck & Co., a pharmaceutical company. From March 2002 to January 2003, Dr. Honig was Merck’s Vice President, Worldwide Product Safety and Quality Assurance. Prior to Merck, from 1993 to 2002, Dr. Honig held various positions at the U.S. Food and Drug Administration (“FDA”) including as Director of the Office of Drug Safety in the FDA’s Center for Drug Evaluation and Research. Dr. Honig currently serves on the board of directors of Celladon Corporation, a publicly traded company. Dr. Honig received his B.A. in History from Columbia College of Columbia University, his M.D. from Columbia College of Physicians & Surgeons and his M.P.H from Columbia University School of Public Health.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Dr. Honig has over 17 years of experience in the drug industry, including nine years at the FDA, specifically in research and development, regulatory affairs and product safety. He has served in various leadership roles in the American Society of Clinical Pharmacology and Therapeutics, including President, Vice President and member of the board of directors. He is also the current PhRMA representative to the International Conference on Harmonization Steering Committee.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Three-Year Term Expiring at the 2016 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Brian H. Dovey	73	Director
David J. Endicott	50	Director
Lota S. Zoth	55	Director

Brian H. Dovey has served as a member of our board of directors since January 2004. Mr. Dovey has been a Partner of Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, since 1988. Prior to joining Domain, Mr. Dovey spent six years at Rorer Group, Inc. (now part of sanofi-aventis), including as president from 1986 to 1988. Previously, Mr. Dovey was president of Survival Technology, Inc., a start-up medical products company. He also held management positions with Howmedica, Inc., Howmet Corporation and New York Telephone Company. Mr. Dovey has served as both president and chairman of the National Venture Capital Association. He is Chair of the Wistar Institute, a non-profit preclinical biomedical research company. Mr. Dovey serves on the board of directors and is also Chairman at the Center for Venture Education (Kauffman Fellows Program) and currently serves on the board of directors of REVA Medical, Inc., a publicly traded company. He was also a former board member of the industry associations representing the medical device industry as well as the association representing consumer pharmaceuticals. Mr. Dovey has also served as a member of the board of directors of the following publicly traded companies: Align Technology, Inc., Cardiac Science, Inc. and Neose Technologies, Inc. Mr. Dovey received his B.A. from Colgate University and an M.B.A. from the Harvard Business School.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Dovey has extensive experience in the life sciences industry through Domain’s venture capital investments. Through his membership on over 35 private and public companies’ boards of directors over the years, he also has developed significant experience in corporate governance and other leadership matters. His past experience as President of Rorer Group and Survival Technology further exemplifies his operational, strategic and corporate leadership experience. His service on the compensation committees of other companies, both public and private, allows him to bring substantial relevant experience to his role as chairman of our compensation committee.

David J. Endicott has served as a member of our board of directors since November 2012. Mr. Endicott currently serves as the President of Hospira Medical Devices, a global pharmaceutical company. Prior to this position, Mr. Endicott served as Corporate Vice President and President, Allergan Medical, Asia Pacific and Latin America from April 2011 through July 2013 and served as Corporate Vice President and President, Allergan Medical from August 2010 through April 2011. Prior to that, he served as Corporate Vice President and President, Europe, Africa and Middle East from October 2004 to August 2010 and managed the expansion of Allergan’s business internationally, including Allergan’s entry into new markets such as Turkey and Poland. Mr. Endicott served as Senior Vice President, U.S. Specialty Pharmaceuticals from January 2004 to October 2004, Vice President and General Manager of Canada from February 2000 to December 2003 and Vice President of U.S. Managed Markets since 1998. Prior to that, Mr. Endicott served various roles at Allergan since joining Allergan in 1986. Mr. Endicott holds an undergraduate degree in Chemistry from Whitman College, an M.B.A. from the University of Southern California and is a graduate of the Advanced Management Program at the Harvard Business School.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Endicott has broad pharmaceutical leadership, management and operational experience across multiple business and geographic regions. His strong operational and management perspective results from his various leadership positions at Allergan over the past 15 years, and his role in Allergan’s international corporate expansion and commercialization of pharmaceutical drug products, including in the United States, Asia, Latin America and Europe. We believe his global experience will provide significant value as we prepare for the global commercialization of Contrave®.

Lota S. Zoth, CPA has served as a member of our board of directors since April 2012. Additionally, Ms. Zoth is a member of the boards of directors of the following publicly traded companies: Hyperion Therapeutics, Inc., NewLink Genetics Corporation and Circassia Pharmaceuticals, plc (London Stock Exchange) and serves as Chair of the board of directors of Aeras, a nonprofit biotech organization. Prior to her board service, Ms. Zoth served as Senior Vice President and Chief Financial Officer of MedImmune, Inc. from April 2004 to July 2007 and also served as its Controller and Principal Accounting Officer from August 2002 through April 2004. Prior to joining MedImmune in 2002, Ms. Zoth served as Senior Vice President, Corporate Controller and Principal Accounting Officer at PSINet Inc. and Vice President, Corporate Controller and Chief Accounting Officer at Sodexho Marriott Services, Inc. Ms. Zoth also held senior management positions at Marriott International and PepsiCo, Inc. Ms. Zoth served as an auditor at Ernst & Young, LLP and is a Certified Public Accountant. Ms. Zoth received a B.B.A. in accounting from Texas Tech University.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Ms. Zoth’s experience as Chief Financial Officer, Controller and Principal Accounting Officer, as well as an auditor at Ernst & Young LLP, provided her valuable and relevant experience as a senior financial executive at life sciences and biotechnology companies dealing with financings, mergers, acquisitions and global expansion and other strategic transactions, and provides her with the qualifications and skills to serve as chairman of our audit committee and our audit committee financial expert.

Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Eckard Weber, M.D.	65	Chairman of the Board of Directors
Patrick J. Mahaffy	52	Director
Michael A. Narachi	55	President, Chief Executive Officer and Director

Eckard Weber, M.D. is one of our co-founders and has served as a member of our board of directors since our inception in September 2002, and as the chairman of our board of directors since March 2004. From November 2008 to March 2009, Dr. Weber served as our interim President and Chief Executive Officer. Dr. Weber is also a Partner at Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, a position he has held since 2001. He is chairman of the board at Ocera Therapeutics Inc., Sequel Pharmaceuticals, Inc. and Tragara Pharmaceuticals, Inc. Dr. Weber is an observer on the board of directors of Syndax Pharmaceuticals, Inc. and a member of the board of directors of Adynxx, Inc., Atara Biotherapeutics, Inc., and Tobira Therapeutics, Inc. Dr. Weber was chairman of Peninsula Pharmaceuticals, Inc. until the company was sold to Johnson & Johnson in 2005, chairman of Cerexa Inc. until the company was sold to Forest Laboratories, Inc. in January 2007, chairman of NovaCardia, Inc. until the company was sold to Merck in September of 2007, chairman of Calixa Therapeutics until the company was sold to Cubist Pharmaceuticals in December 2009 and a board member of Conforma Therapeutics Corporation and Cabrellis Pharmaceuticals Corporation until they were sold to Biogen-IDEC, Inc. and Pharmion Corporation, respectively. In the past five years, Dr. Weber has also served as a member of the board of directors of RightCare Solutions, Inc. and Ascenta Therapeutics, Inc. Dr. Weber received his German undergraduate degree (“Abitur”) from Kolping Kolleg in Germany and an M.D. from the University of Ulm Medical School in Germany.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Dr. Weber has extensive operational, strategic and corporate leadership experience and has been a founding chief executive officer and board member of numerous biopharmaceutical companies, including Acea Pharmaceuticals Inc., Adynxx, Inc., Ascenta Therapeutics, Inc., Calixa Therapeutics, Inc., Cytovia, Inc., Domain AntiBacterial Acquisition Corporation, Nanothera Corporation, NovaCardia, Inc., Novacea, Inc., Novalar Pharmaceuticals, Inc., Ocera Therapeutics Inc., Sonexa Therapeutics Inc., Syndax Pharmaceuticals Inc., Tobira Therapeutics, Inc. and Tragara Pharmaceuticals, Inc. Dr. Weber also has over 20 years of drug discovery and development experience and has been a consultant to biotechnology and pharmaceutical companies. Until 1995, he was a tenured Professor of Pharmacology at the University of California, Irvine. Dr. Weber is the inventor or co-inventor of over 40 patents and patent applications, and has published over 130 papers in scientific periodicals.

Patrick J. Mahaffy has served as a member of our board of directors since February 2009. Mr. Mahaffy is a founder of Clovis Oncology, Inc. and has served as President and Chief Executive Officer and a member of its board of directors since its inception. Previously, Mr. Mahaffy served in the same role at Pharmion Corporation, which he founded in 2000 and was sold to Celgene Corporation in 2008. From 1992 through 1998, Mr. Mahaffy was President and Chief Executive Officer of NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, Mr. Mahaffy was a Vice President at E.M. Warburg Pincus and Co. Mr. Mahaffy also serves on the board of directors of Flexion Therapeutics, Inc. He is also a trustee of Lewis and Clark College and Boulder Community Hospital. Mr. Mahaffy has a B.A. in international affairs from Lewis and Clark College and an M.A. in international affairs from Columbia University.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Mahaffy has extensive operational, management and leadership experience in the biotechnology industry. Over the past 17 years, he co-founded, built and sold two companies, including the $2.9 billion sale of Pharmion in 2008 to Celgene Corporation. Through this past experience, Mr. Mahaffy has developed a strong background in drug development, including experience with the U.S. Food and Drug Administration’s (“FDA’s”), and the European Medicines Agency’s approval process and the post-approval commercialization process in the United States and Europe. He has recently started his third oncology focused company, Clovis Oncology.

Michael A. Narachi has served as our President and Chief Executive Officer and a member of our board of directors since March 2009. Previously, Mr. Narachi served as Chairman, Chief Executive Officer and President of Ren Pharmaceuticals, Inc., a private biotechnology company, from November 2006 to March 2009. From August 2002 to January 2008, Mr. Narachi served as chairman of the board of directors of Naryx Pharma, Inc., a private pharmaceutical company. In 2004, Mr. Narachi retired as an officer and Vice President of Amgen Inc., a leading therapeutics company, where he served as General Manager of Amgen’s Anemia Business from 1999 to 2003. Mr. Narachi joined Amgen in 1984 and held various positions throughout the organization including: Product Development Team Leader for NEUPOGEN®; Director of Clinical Operations in Thousand Oaks, CA and Cambridge, UK; Vice President of Development and Representative Director for Amgen Japan; Head of Corporate Strategic Planning; Chief Operations Officer of Amgen BioPharma; and Vice President, Licensing and Business Development. He currently serves on the board of directors of Celladon Corporation (chairman and member of the compensation committee) and Ultragenyx Pharmaceutical, Inc., both are publicly traded biotechnology companies. Mr. Narachi also currently serves as a member of the Board of Directors of PhRMA, the Pharmaceutical Research and Manufacturers of America; and BIO, the Biotechnology Industry Organization. Mr. Narachi received a B.S. in Biology and an M.A. degree in Biology and Genetics from the University of California at Davis. He received an M.B.A. from the Anderson Graduate School of Management at University of California, Los Angeles.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Narachi brings to our board of directors valuable business, leadership and management experience, and knowledge of our company and the biotechnology industry. Mr. Narachi’s services as our President and Chief Executive Officer provide a critical link between management and the board of directors and ensures that the board takes into consideration management’s perspectives on the business. This critical link also helps the board to perform its oversight function.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable NASDAQ Stock Market LLC (“NASDAQ”) listing standards, except for Michael A. Narachi, our president and chief executive officer.

Board Leadership Structure

Our board of directors is currently led by its chairman, Dr. Eckard Weber. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.

The Board’s Role in Risk Oversight

The responsibility for day-to-day risk management lies with our management; however, our board of directors is responsible for risk oversight as part of its fiduciary duty of care to effectively monitor our business operations. Our board of directors works closely with management both formally during meetings of our board of directors and informally through one-on-one communications with our chief executive officer and other members of management to identify and understand the risks facing our company, including those risks associated with our strategic plans, our capital structure, and our development activities, and the steps management is taking to manage these risks, including our compliance program. The audit committee, pursuant to its charter, is specifically responsible for discussing with management our policies with respect to risk assessment and risk management, and our significant risk exposures and the actions management has taken or will take to limit, monitor or control such exposures.

Board of Directors Meetings

During the fiscal year 2014, our board of directors met 15 times, including telephonic meetings, and acted by unanimous written consent two times. In that year, all incumbent directors attended at least 75% of the aggregate number of meetings of the board and the committees on which they served during the periods in which they served.

Committees of the Board of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investors-Corporate Governance section of our website at www.orexigen.com. The current members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee
Eckard Weber, M.D.	—	—	—
Louis C. Bock	X	—	X
Wendy L. Dixon, Ph.D.	X	X	—
Brian H. Dovey	—	X (Chairman)	—
David J. Endicott	—	—	X
Peter K. Honig, M.D., M.P.H.	—	—	—
Patrick J. Mahaffy	—	X	X (Chairman)
Michael A. Narachi	—	—	—
Lota S. Zoth	X (Chairman)	—	—

Audit Committee

The audit committee of our board of directors currently consists of Ms. Zoth (Chairman), Mr. Bock and Dr. Dixon. The audit committee met 10 times (including telephonic meetings) during fiscal year 2014. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, our board of directors has determined that Ms. Zoth qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	reviewing and approving the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics;

•	discussing with management our policies with respect to risk assessment and risk management; and

•	discussing with management our significant risk exposure and the actions management has taken to limit, monitor or control such exposures.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standard No. 16 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. Ernst & Young LLP is also responsible for expressing an opinion on the effectiveness of internal control over financial reporting. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2014. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2015.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Lota S. Zoth (Chairman)

Louis C. Bock

Wendy L. Dixon, Ph.D.

Compensation Committee

The compensation committee of our board of directors currently consists of Messrs. Dovey (Chairman) and Mahaffy and Dr. Dixon. The compensation committee met eight times (including telephonic meetings) during fiscal year 2014. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the compensation and benefit plans for our senior management and directors and recommend these plans to our board of directors. The compensation committee’s responsibilities include, among other things:

•	reviewing and approving compensation and benefit plans for our executive officers and recommending compensation policies for members of our board of directors and board committees;

•	providing guidance to our board of directors regarding setting performance goals for our officers and reviewing their performance against these goals;

•	administering our benefit plans, including our employee stock purchase plan, and the issuance of stock options and other awards under our equity incentive plans; and

•	reviewing and approving the report that the SEC requires in our annual proxy statement.

In 2009, the compensation committee created the stock award subcommittee and delegated to Mr. Dovey, its sole member, its authority to grant equity awards under our equity incentive plans to non-executive employees under our equity incentive plans. The stock award subcommittee met three times during fiscal year 2014.

Each year, the compensation committee also reviews with management its Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

The compensation committee meets at least two times per year, and more frequently as the committee deems necessary or desirable. The agenda for each meeting is usually developed by our senior management, including our chief executive officer and our general counsel, in consultation with the chair of the compensation committee. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial, legal or other background information or advice or to otherwise participate in compensation committee meetings. The chief executive officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation or individual performance objectives. The charter of the compensation committee grants the compensation committee authority to retain and/or replace, at the expense of the company, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the committee believes to be necessary or appropriate. The committee may also utilize the services of our regular legal counsel or other advisors. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation.

During the past fiscal year, the compensation committee re-engaged Compensia, Inc. (“Compensia”) as compensation consultants. The compensation committee requested that Compensia undertake another market compensation comparison analysis to ensure that our market comparison group accurately reflected our current stage of development as a company. Our compensation committee took Compensia’s analysis and recommendations into consideration in evaluating salary, bonus and equity compensation decisions for our executives during fiscal year 2014.

The specific determinations of the compensation committee with respect to executive compensation for fiscal year 2014 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating/Corporate Governance Committee

The nominating/corporate governance committee of our board of directors currently consists of Messrs. Mahaffy (Chairman), Bock and Endicott. The nominating/corporate governance committee met two times (including telephonic meetings) during fiscal year 2014. Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The nominating/corporate governance committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee’s responsibilities include, among other things:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	developing a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	overseeing our board of directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

Other Committees

In addition to the audit, compensation and nominating/corporate governance committees described above, we have also established other committees from time to time. For example, in March 2010, we established a research and development strategy committee whose purpose is to monitor, assist and otherwise provide input to our management with respect to our strategy involving research and development matters. The research and development strategy committee currently consists of Dr. Honig as the sole member.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating/corporate governance committee will consider, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an executive officer or former executive officer of a publicly held company;

•	commercialization experience in large pharmaceutical companies;

•	strong finance experience;

•	experience as a board member of another publicly held company;

•	experience relevant to our industry;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating/corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Other than the foregoing criteria for director nominees, the nominating/corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating/corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating/corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating/corporate governance committee also believes it is appropriate for our president and chief executive officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating/corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. The nominating/corporate governance committee has utilized third-party search firms to identify board of director candidates in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2015 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All of the members of our board of directors attended our annual meeting of stockholders in 2014.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California

92037. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, as amended, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our website at www.orexigen.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF LOUIS C. BOCK, WENDY L. DIXON, PH.D AND PETER K. HONIG M.D, M.P.H. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accountants for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since its inception in 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accountants is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2014 and 2013, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2014	2013
Audit Fees(1)	$489,346	$380,103
Audit Related Fees(2)	—	—
Tax Fees(3)	10,000	25,000
All Other Fees(4)	1,980	705

	$501,326	$405,808

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements, preparation of comfort letters associated with our follow-on public offerings and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during fiscal years 2014 or 2013.
(3)	Tax Fees consist of fees for professional services performed by Ernst & Young LLP with respect to an Internal Revenue Code Section 382 study and general tax advice and planning.
(4)	All Other Fees consist of fees billed in the indicated year for subscription to Ernst & Young LLP’s online resource library.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2014 and 2013. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at March 31, 2015 for:

•	each named executive officer;

•	each of our directors;

•	each person known to us to be the beneficial owner of more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us by the stockholders, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 124,914,339 shares of common stock outstanding on March 31, 2015.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 31, 2015 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Beneficial Ownership
Beneficial Owner	Number of Shares (#)	Percent of Total (%)
Greater than 5% stockholders
Blackrock, Inc.(1)	8,476,873	6.8%
52 East 52nd Street New York, NY 10022

Domain Associates, LLC(2)	11,338,412	9.1%
One Palmer Square, Suite 515 Princeton, NJ 05842

FMR LLC(3)	11,835,211	9.5%
245 Summer Street Boston, MA 02210

T. Rowe Price Associates, Inc.(4)	6,665,200	5.3%
100 E. Pratt Street Baltimore, MD 21202

Non-Employee Directors
Louis C. Bock(5)	221,710	*

	Beneficial Ownership
Beneficial Owner	Number of Shares (#)	Percent of Total (%)
Wendy L. Dixon, Ph.D(6)	180,833	*
Brian H. Dovey(7)	11,531,745	9.2%
David J. Endicott(8)	93,126	*
Peter K. Honig, M.D., M.P.H.(9)	180,833	*
Patrick J. Mahaffy(10)	193,333	*
Eckard Weber, M.D.(11)	1,003,333	*
Lota S. Zoth(12)	150,833	*

Named Executive Officers
Michael A. Narachi(13)	4,770,428	3.7%
Joseph P. Hagan(14)	1,282,324	1.0%
Mark Booth(15)	924,763	*
Heather D. Turner(16)	1,115,640	*
Preston Klassen, M.D.(17)	1,206,413	*
All executive officers and directors as a group (14 persons)(18)	22,855,314	16.9%

(1)	Based solely upon a Schedule 13G filed with the SEC on January 29, 2015 by Blackrock, Inc., reporting beneficial ownership as of December 31, 2014. According to the Schedule 13G, Blackrock, Inc. has sole voting power over 8,219,101 shares of our common stock and sole dispositive power over 8,476,873 shares of our common stock. The Schedule 13G reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares of common stock and that no one such person’s interest in our common stock is more than 5% of the total outstanding shares of common stock.
(2)	Consists of (i) 3,543,832 shares of our common stock beneficially owned by Domain Partners V, L.P., (ii) 83,975 shares of our common stock beneficially owned by DP V Associates, L.P., (iii) 7,579,194 shares of our common stock beneficially owned by Domain Partners VII, L.P., (iv) 129,448 shares of our common stock beneficially owned by DP VII Associates, L.P. and (v) 1,963 shares of our common stock beneficially owned by Domain Associates, LLC. With respect to the shares beneficially owned by Domain Partners V, L.P., DP V Associates, L.P., the managing members of One Palmer Square Associates V, L.L.C., the general partner of Domain Partners V, L.P. and DP V Associates, L.P., shares voting and investment power over such shares. With respect to the shares beneficially owned by Domain Partners VII, L.P. and DP VII Associates, L.P., the managing members of One Palmer Square Associates VII, L.L.C., the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P., share voting and investment power over such shares. With respect to the shares beneficially owned by Domain Associates, LLC, the managing members of Domain Associates, LLC share voting and investment power over such shares. Mr. Dovey, one of our directors, is a managing member of One Palmer Square Associates V, L.L.C., One Palmer Square Associates VII, L.L.C, and Domain Associates, LLC.
(3)

Based solely upon a Schedule 13G filed with the SEC on February 13, 2015 by FMR LLC., reporting beneficial ownership as of December 31, 2014. According to the Schedule 13G, FMR LLC has sole voting power over 1,000 shares of our common stock and sole dispositive power over 11,835,211 shares of our common stock. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(4)	Based solely upon a Schedule 13G filed with the SEC on February 12, 2015 by T. Rowe Price Associates, Inc., reporting beneficial ownership as of December 31, 2014. According to the Schedule 13G, Price Associates has sole voting power over 735,300 shares of our common stock and sole dispositive power over 6,665,200 shares of our common stock.
(5)	Consists of (i) 27,677 shares of common stock, (ii) 700 shares of common stock held by Mr. Bock’s spouse, and (iii) 193,333 shares of common stock subject to options exercisable by Mr. Bock within 60 days of March 31, 2015.
(6)	Consists of 180,833 shares of common stock subject to options exercisable by Dr. Dixon within 60 days of March 31, 2015.
(7)	Consists of shares identified in footnote (2) and 193,333 shares of common stock subject to options exercisable within 60 days of March 31, 2015 by Mr. Dovey. Mr. Dovey is a managing member of One Palmer Square Associates V, L.L.C., One Palmer Square Associates VII, L.L.C, and Domain Associates, LLC. Mr. Dovey disclaims beneficial ownership over the shares identified in footnote (2) except to the extent of his pecuniary interest therein.
(8)	Consists of 93,126 shares of common stock subject to options exercisable by Mr. Endicott within 60 days of March 31, 2015.
(9)	Consists of 182,833 shares of common stock subject to options exercisable by Dr. Honig within 60 days of March 31, 2015.
(10)	Consists of 193,333 shares of common stock subject to options exercisable by Mr. Mahaffy within 60 days of March 31, 2015.
(11)	Consists of (i) 810,000 shares of common stock held by the Eckard Weber Living Trust dtd 11/20/2007 and (ii) 193,333 shares of common stock subject to options exercisable by Dr. Weber within 60 days of March 31, 2015.
(12)	Consists of 150,833 shares of common stock subject to options exercisable by Ms. Zoth within 60 days of March 31, 2015.
(13)	Consists of (i) 53,980 shares of common stock and (ii) 4,716,448 shares of common stock subject to options exercisable by Mr. Narachi within 60 days of March 31, 2015.
(14)	Consists of (i) 8,980 shares of common stock and (ii) 1,273,344 shares of common stock subject to options exercisable by Mr. Hagan within 60 days of March 31, 2015.
(15)	Consists of (i) 3,810 shares of common stock and (ii) 920,953 shares of common stock subject to options exercisable by Mr. Booth within 60 days of March 31, 2015.
(16)	Consists of (i) 3,980 shares of common stock and (ii) 1,111,660 shares of common stock subject to options exercisable by Ms. Turner within 60 days of March 31, 2015.
(17)	Consists of (i) 4,130 shares of common stock and (ii) 1,202,283 shares of common stock subject to options exercisable by Dr. Klassen within 60 days of March 31, 2015.
(18)	Consists of shares identified in footnotes (5) through (17); our other executive officers who are not named executive officers do not beneficially own any shares of our common stock.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth certain information about our executive officers as of March 31, 2015:

Name	Age	Position
Executive Officers:
Michael A. Narachi	55	President, Chief Executive Officer and Director
Joseph P. Hagan	46	Chief Business and Financial Officer and Treasurer
Mark Booth	55	Chief Commercial Officer (outgoing)
Thomas Cannell, D.V.M.	53	Chief Commercial Officer (incoming)
Preston Klassen, M.D., M.H.S.	46	Executive Vice President, Head of Global Development
Heather D. Turner.	42	Senior Vice President, General Counsel and Secretary

Executive Officers

The biography of Michael A. Narachi can be found under “Proposal 1 — Election of Directors.”

Joseph P. Hagan has served as our Chief Business and Financial Officer since February 2015 and prior to that our Chief Business Officer since June 2011. From May 2009 to June 2011, Mr. Hagan served as our Senior Vice President, Corporate Development, Strategy, Communications. Previously, from May 2008 to May 2009, Mr. Hagan established and was a Partner at Groundswell Advisors, a biotechnology consulting firm, providing operational guidance and execution in corporate strategy, commercialization, financing and partnership opportunities. While at Groundswell Advisors, he served as acting chief executive officer of Unity Pharma, consulted to numerous small biotech companies, and served on the board of directors of Seredigm Corp. Prior to establishing Groundswell, from September 1998 to April 2008, Mr. Hagan worked for Amgen Inc. where he served in various senior business development roles, including founder and Managing Director of Amgen Ventures where he had P&L responsibility for a $100 million corporate fund and served as a director on the boards of directors of six portfolio companies. As head of Corporate Development at Amgen, Mr. Hagan led such notable completed transactions as the acquisitions of Immunex and Tularik and the spinout of Novantrone, as well as numerous other business development efforts totaling over $15 billion in value. Before joining Amgen, Mr. Hagan spent five years in the bioengineering labs at Genzyme and Advanced Tissue Sciences. He received an M.B.A. from Northeastern University and a B.S. in Physiology and Neuroscience from the University of California, San Diego.

Mark D. Booth has served as our Chief Commercial Officer since August 2009. During 2015, Mr. Booth will be working with Dr. Cannell to transition out of his role as Chief Commercial Officer to pursue opportunities closer to his home in Chicago. Mr. Booth brings over 25 years of commercial and business development experience to Orexigen. Most recently, Mr. Booth served as President of Takeda Pharmaceuticals North America (TPNA), a pharmaceutical company, from October 2001 to June 2008, where he presided over the commercial, medical and scientific affairs, business development and all support functions. Prior to his role at TPNA, Mr. Booth served as Senior Vice President, General Manager at Immunex Corporation from January 2000 to September 2001, where he was responsible for the sales, marketing and project management functions. Before joining Immunex Corporation, Mr. Booth was at Abbott Laboratories from 1983 to 2000, where he served in a range of leadership positions including Division Vice President, General Manager for the anti-infective franchise. Mr. Booth holds a BS in Biology from Northern Illinois University and an M.B.A. from Northwestern University Kellogg School of Management.

Thomas Cannell, D.V.M. has served as our incoming Chief Commercial Officer since March 2015. During 2015, Dr. Cannell will be working with Mr. Booth to transition the role of Chief Commercial Officer from Mr. Booth to Dr. Cannell. Prior to joining Orexigen, Dr. Cannell spent 27 years at Merck & Co, Inc. in sales and marketing and as a general manager. While at Merck, he most recently served as Head of Global Human Health Operating Model Team and other recent assignments included President of Merck Canada and Head of Marketing and Strategy for MSD Japan. Prior to these positions, he served in general manager roles for a U.S. sales division and as leader of a Merck business unit, managing a multi-billion dollar product portfolio and thousands of employees. Dr. Cannell brings strong experience in global commercialization, consumer marketing, and sales operations and management to Orexigen. Dr. Cannell received both a B.S. and D.V.M. degree from Washington State University. He has also served in the U.S. Army Reserves (currently inactive) since 1987.

Preston Klassen, M.D., M.H.S has served as our Executive Vice President, Global Development since February 2015 and served as our Senior Vice President, Global Development starting in November 2009. Prior to joining Orexigen, from June 2002 to November 2009, Dr. Klassen worked at Amgen, most recently serving as the Therapeutic Area Head for Nephrology and Executive Medical Director, where he led global development efforts for the company’s renal franchise. While at Amgen, Dr. Klassen oversaw Phase 2-4 clinical activity for products addressing renal, diabetes and other metabolic diseases. Dr. Klassen’s experience includes global regulatory filings, including NDA and sNDA submissions, development and execution of several large cardiovascular outcomes trials, and oversight of clinical commercialization activities for multiple marketed products, including EPOGEN®, Aranesp®, and Sensipar®. Dr. Klassen played a lead role in regulatory interactions related to the benefit/risk profile of erythropoietin stimulating agents for renal indications, including presenting at a 2007 joint meeting of the FDA Cardiovascular and Renal Drugs and the Drug Safety and Risk Management Advisory Committees. Prior to joining Amgen, from July 1997 to June 2002, Dr. Klassen was a faculty member in the Division of Nephrology at Duke University Medical Center in North Carolina. Dr. Klassen currently serves as a member of the board of directors of Conatus Pharmaceuticals, Inc., a publicly traded company. Dr. Klassen received his M.D. from the University of Nebraska College of Medicine and completed his residency in Internal Medicine, fellowship in Nephrology, and M.H.S. degree at Duke University.

Heather D. Turner has served as our Senior Vice President, General Counsel and Secretary since May 2010. From June 2007 to May 2010, Ms. Turner served as our Vice President, General Counsel and Secretary. Previously, from July 2005 to June 2007, Ms. Turner worked first as Corporate Counsel and later as Associate General Counsel at Conor Medsystems, LLC (previously Conor Medsystems, Inc.), a company specializing in drug-eluting stents. From 1999 until 2005, Ms. Turner was an associate at Cooley LLP (formerly Cooley Godward LLP), a national law firm, where she advised public and private companies, investors and board members. At both Conor Medsystems and Cooley, Ms. Turner advised on matters ranging from public reporting, public offerings, securities law compliance, mergers and acquisitions, commercial and development contracts, corporate governance, board and committee duties and other general corporate matters. Ms. Turner has a B.A. from U.C. Santa Barbara and a J.D. from UCLA School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation arrangements for the fiscal year ended December 31, 2014 for:

•	Michael A. Narachi, our President and Chief Executive Officer;

•	Joseph P. Hagan, our Chief Business and Financial Officer;

•	Mark Booth, our outgoing Chief Commercial Officer;

•	Heather D. Turner, our Senior Vice President, General Counsel and Secretary; and

•	Preston Klassen, M.D., M.H.S., our Executive Vice President, Head of Global Development.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “named executive officers”.

We also provide a summary of our recent business achievements, an overview of our executive compensation program, a description of the overall objectives of the program and an analysis of each component of compensation that we provide to our named executive officers. In addition, we explain how and why the compensation committee of our board of directors (referred to as the compensation committee) arrived at the specific compensation policies and decisions involving the named executive officers during and for 2014. There is also forward-looking disclosure of changes for 2015, which are in response to the stockholder advisory vote on our executive compensation program (the “Say-on-Pay Vote”) conducted in June 2014 (our response is in 2015 because most 2014 compensation decisions were already completed by the time the Say-on-Pay Vote was conducted).

Overview

Corporate Achievements

We are a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of obesity. The biopharmaceutical industry is volatile, rapidly changing, competitive and heavily regulated. Our research and development timelines are long and the development of new drugs is an endeavor that is difficult to measure on an annual basis. Measurement is often done through milestones, such as regulatory approval, instead of timing. As such, our compensation program is intended to reward short-term and long-term corporate performance through a variety of measurements and provides the compensation and incentives needed to attract, retain, motivate and reward our executives for annual achievements that leads towards the ultimate goals of bringing new medicines to market and building long-term value for stockholders.

In September 2014, the U.S. Food and Drug Administration (“FDA”) approved Contrave for marketing and sale in the U.S. and in March 2015, the European Commission granted marketing authorization for Contrave (under the name Mysimba™) in all 28 European Union member states. These significant achievements symbolize a multi-year effort to bring Contrave to the market following receipt of a complete response letter (“CRL”) from the FDA for Contrave in January 2011. The CRL was a binary event for our company that had a negative impact on our stock price. During the months immediately following the receipt of the CRL, we began the formal appeal process with the FDA and attempted to work with the FDA to determine if there was a reasonable, feasible path to approval. In September 2011, we announced the successful completion of the appeal process with the FDA that resulted in a reasonable, feasible clinical trial design to address the FDA’s concerns that were cited in the CRL. In February 2012, we announced that we reached agreement with the FDA on a Special Protocol Assessment for the Contrave outcomes trial to demonstrate that Contrave does not unacceptably increase the risk of major adverse cardiovascular events. We initiated this trial, which we refer to as the Light Study, in June 2012 and in November 2013, we announced successful results of the first interim analysis of the Light Study. We resubmitted the new drug application (“NDA”) for Contrave in December 2013, and as stated earlier, the FDA approved Contrave in September 2014.

These significant achievements were made on a fast-paced timeline and were only possible due to the high level of dedication, commitment and perseverance of our employees and our senior management team, including our named executive officers. On December 31, 2014, our shares of common stock closed at a price of $6.06 per share (the closing stock price on April 17, 2015 was $7.54), which represents a substantial recovery from $1.26 (August 10, 2011) following our announcement that we were ceasing development of Contrave. This level of performance also outpaced our peers, on average. As of December 31, 2014, our one- and three-year total shareholder return (“TSR”) was 7.6% and 276.4%, respectively, which ranked at the 69th and 94th percentile of our peer group for one and three years. In the years following our receipt of the CRL, the compensation committee has looked to these significant and value-adding achievements to guide their compensation decisions and reward our named executive officers with compensation that reflects their performance throughout a difficult and challenging process. The peer group used for relative TSR context is described in more detail below under “Compensation Consultant”.

	Total Shareholder Return As of December 31, 2014
	1-Year	3-Year
Orexigen	7.6%	276.4%
— Rank versus peers	69th percentile	94th percentile
Peer 75th percentile	34.8%	137.8%
Peer Median	-25.6%	48.0%
Peer 25th percentile	-44.0%	-21.5%

Executive Compensation Program

We believe our compensation committee oversees a clear and simple executive compensation program. As discussed in more detail below, in making executive compensation decisions, the compensation committee seeks to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, retain, motivate and reward our executives. To achieve these goals, our compensation program consists of both short-term and long-term components, including cash and equity-based compensation, and is intended to reward consistent performance that meets or exceeds established performance goals and objectives. Due to the historically volatile nature of the market prices for biotechnology and pharmaceutical company securities (including our securities) that is often unrelated to the operating performance of particular companies in this market, our compensation committee has chosen to measure our progress and performance against corporate objectives and goals established by our board of directors on at least an annual basis.

Our board of directors established certain corporate goals underlying the cash bonus plan for fiscal year 2014 that our company and each individual executive would focus their efforts on achieving.

2014 Corporate Goals	Points Achieved	Achievement

Approval of the New Drug Application for Contrave by the FDA (“Contrave Approval in the U.S.”)	25 (out of 25)	NDA approved in September 2014

Progress rest-of-world partner interest (“ROW Partnership”)	15 (out of 20)	Continued confidential discussions with multiple parties – determined marketing authorization was needed to progress negotiations

Commercial launch of Contrave in the United States (“Contrave Launch”)	15 (out of 15)	Contrave was commercially launched in October 2014

Receipt of a positive opinion from the Committee for Medicinal Products for Human Use of the European Medicines Agency for the marketing authorization application for Contrave (under the name Mysimba in the European Union) (“MAA”)

	15 (out of 15)	Received positive opinion in December 2014

Receipt of a centralized marketing authorization from the European Commission for our MAA (“Contrave Approval in Europe”)	10 (out of 15)	Positive opinion was obtained; anticipated authorization in first quarter of 2015

Complete or update agreements and/or plans with our partner, Takeda Pharmaceutical Company Limited, including Contrave NDA transfer, manufacturing, quality, lifecycle management, conduct of the ongoing Light Study, etc.

	5 (out of 5)	Completed

Produce Contrave with a specific supplier for bio-equivalency studies	5 (out of 5)	Completed

TOTAL:	90 (out of 100) Results in 90% Achievement for Corporate Goals

As more fully described below, our compensation committee took the achievement of these corporate and underlying individual objectives into consideration in deciding 2014 compensation for each named executive officer.

In addition to tying executive compensation to corporate and individual performance, the compensation committee continues to undertake to maintain best practices in designing and implementing our executive compensation program. These practices include the following:

•	prohibiting our executives and directors from hedging, or engaging in any derivatives trading with respect to, our common stock;

•	not providing for tax “gross-ups” for compensation paid to executives, including for perquisites and change-in-control payments;

•	engaging a compensation consultant who the compensation committee has recognized as independent and who has no other ties to the company or our management;

•

utilizing a group of peer companies, as discussed in more detail below, to benchmark our executive compensation levels to assist our compensation committee in meeting the targeted guidelines for the elements of compensation for our named executive officers;

•

adopting a compensation recoupment policy that requires certain of our executives to repay or return cash bonuses and other cash incentive compensation in certain circumstances (see Recoupment Policy below); and

•

adopting stock ownership guidelines in 2015 that require certain of our executive officers and our non-employee directors to acquire and maintain ownership of shares of our common stock equal to a specified multiple of his or her base salary or annual retainer, as applicable (see Stock Ownership Guidelines below).

Further, in response to the result of our 2014 Say-On-Pay Vote, which was the first such vote since 2011, in 2015, we began direct outreach with our stockholders to further understand their views on the program. Accordingly, our Vice President, Corporate Communications and Business Development has spoken with five stockholders that represent approximately a quarter of our outstanding shares as of our record date, April 13, 2015. We plan to continue this outreach with additional stockholders in the coming weeks and months in an effort to better understand and seek to address their concerns with respect to our executive compensation programs and policies. In addition, we also reviewed the feedback of various shareholder advisory groups and their opinions on compensation practices. In response to the vote, we made several changes to our compensation program and will continue to incorporate shareholder feedback into our compensation design as deemed appropriate and in support of our business strategy. Specifically, we:

•

revised our compensation philosophy of targeting variable cash and equity compensation at the 75th percentile. Beginning in 2015, which was the first full year of compensation decisions following the vote, we no longer target the 75th percentile, or any percentile and use data for decision-making context, in addition to performance, relative compensation, roles, and competencies. In time, we expect compensation to become more similar to the median of our peer group.

•

reduced the level of compensation provided to our chief executive officer in incentive amounts approved following the 2014 Say-on-Pay Vote. The bonus earned for 2014 performance was 16% lower than for the prior year, and the 2015 option grant award was 6% lower in the number of options and 26% lower in the grant date fair value of the award.

CEO Annual Bonus and Stock Option Grants
	Incentive Pay Decisions:
	Before 2014 Say-On-Pay Vote		After 2014 Say-On-Pay Vote		% Change
Annual Bonus	$515,625		$432,422		-16%
Stock Options (no.)	673,500	*	635,150	**	-6%
Option Grant Value	$3,417,406		$2,529,230		-26%

*	stock option grant was made in February 2014 in recognition of Mr. Narachi’s 2013 performance
**	stock option grant was made in February 2015 in recognition of Mr. Narachi’s 2014 performance

Objectives and Philosophy of Executive Compensation

The compensation committee, composed entirely of independent directors, administers our company’s executive compensation program. The role of the compensation committee is to oversee our company’s compensation and benefit plans and policies, administer its stock plans and review and approve annually all compensation decisions relating to all named executive officers. Our company’s compensation programs are designed to:

•	provide competitive total compensation opportunities that help attract, retain, motivate and reward our executives;

•	establish a direct and meaningful link between our business and financial results, individual and team performance and compensation; and

•

enhance the executives’ incentive to increase our stock price and maximize stockholder value, as well as reward superior performance, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in our company through stock options.

To achieve these objectives, the compensation committee has implemented compensation plans that tie a substantial portion of the executives’ overall compensation to the company’s performance. As further described below, the compensation committee evaluates individual executive performance with the goal of setting compensation at levels the committee believes are comparable with executives in other companies in a similar stage of development and relatively similar size, operating in the biotechnology industry, taking into account our relative performance and our own strategic goals. In setting compensation, our compensation committee is careful to design compensation policies and programs that are not reasonably likely to have a material adverse effect on the company. In order to ensure that we continue to remunerate our executives appropriately, our compensation committee has retained a compensation consultant to review our policies and procedures with respect to executive compensation.

Compensation Determination Process

The compensation committee develops, reviews and approves each of the elements of the executive compensation program of our company as a whole and for our named executive officers individually and regularly assesses the effectiveness and competitiveness of the program.

Each year, the compensation committee reviews the performance of each of our named executive officers during the past year. In connection with this review, the compensation committee reviews and adjusts, as appropriate, annual base salaries for our named executive officers, determines their incentive bonuses relating to prior year performance and approves elements of the incentive bonus program for the current year, including target bonuses, and grants annual retention stock option awards based on performance to our named executive officers. Our senior executives aid the compensation committee by providing annual recommendations regarding the compensation of our named executive officers. The compensation committee also, on occasion, meets with our senior executives to obtain recommendations with respect to the company’s compensation programs and practices generally. The compensation committee considers, but is not bound to accept, management’s recommendations with respect to named executive officer compensation.

Our senior executives attend the compensation committee meetings, but the compensation committee also holds executive sessions not attended by any members of management or non-independent directors as needed from time to time. No executive officer is present during voting or deliberations on his or her own compensation. The compensation committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees, other than those responsibilities that may not be delegated under applicable law.

In June 2014, we held the Say-On-Pay Vote. Less than 50% of our stockholders supported the advisory vote on executive compensation for our named executive officers, with approximately 46,000,000 shares voting “Against” and approximately 29,000,000 shares voting “For” our “Say on Pay” resolution. In response to the vote result and concerns highlighted in reports by shareholder advisory groups on our compensation program, the compensation committee reduced the compensation provided to our chief executive officer in the annual bonus for 2014 performance and the stock option award granted in early 2015. These were the first two compensation decisions scheduled after the 2014 vote. In addition, the compensation committee is continually monitoring pay for performance compensation practices and has adopted such practices when they are deemed relevant to our stage of development, aligned with our compensation philosophy, and supportive of the business strategy. In early 2015, this included the adoption of stock ownership guidelines for certain of our executive officers and non-employee directors and the change in our compensation philosophy to no longer target the 75th percentile. Finally, the compensation committee also directed our Vice President, Corporate Communications and Business Development to reach out to our stockholders directly to solicit feedback and ensure that there is an understanding of our compensation philosophy and practices among our stockholders. Accordingly, our Vice President, Corporate Communications and Business Development has spoken with five stockholders that represent approximately a quarter of our outstanding shares as of our record date, April 13, 2015. We plan to continue this outreach with additional stockholders in the coming weeks and months in an effort to better understand and seek to address their concerns with respect to our executive compensation programs and policies. The compensation committee will continue to consider stockholder concerns and feedback in the future.

Assessment of Risk in Compensation Determination Process

As part of its process to determine the proper amount and mix of compensation for our named executive officers, the compensation committee reviews and discusses the structure of our compensation policies and programs to determine whether our compensation programs and policies appropriately incentivize our named executive officers or other employees to take actions that are in the best interests of the company and stockholders. Specifically, the compensation committee ensures that bonus determinations are based on the compensation committee’s subjective assessment of both the company’s and each executive’s individual performance — with an eye toward performance that is designed to enhance long-term stockholder value — and not solely on performance relative to a single financial, operational or individual goal. Also, the equity incentives and, specifically, the vesting schedules associated with the stock option grants, are designed to encourage long-term stockholder value creation. Based on its most recent review and discussions in February 2015, the compensation committee believes that our compensation policies and programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take on unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us.

Recoupment (“Claw Back”) Policy

In April 2014, the compensation committee formally adopted a policy of recoupment of cash compensation in certain circumstances. The purpose of this policy is to help ensure executives act in the best interest of the company. The policy requires certain of our officers to repay or return any cash bonus or other incentive cash compensation awarded to or received by such officer(s) in the event we issue a restatement of our financial statements due to material noncompliance with any financial reporting requirements and the restatement was caused by such officer’s fraud, intentional misconduct or gross negligence. In each case, the officer(s) would be required to repay or return the compensation awarded to or received by the officer during the 12-month period following the filing of the erroneous financial statement at issue. The compensation committee will consider a number of different factors and exercise business judgment in determining appropriate amounts, if any, to recoup. This policy applies to cash compensation awarded to the officer from and after the adoption of this policy by the compensation committee in April 2014.

Stock Ownership Guidelines

In April 2015, the compensation committee formally adopted stock ownership guidelines that apply to our chief executive officer, certain other executive officers (including our named executive officers) and our non-employee directors. The purpose of this policy is to enhance alignment between the interests of certain of our executives and board members with our stockholders; and ensure that our board of directors and our management are committed to the value-enhancing long-term performance of the Company. These guidelines require each covered executive and board member to acquire and maintain ownership of shares of our common stock equal to a specified multiple of his or her base salary or annual retainer, as applicable. All ownership levels are reviewed and adjusted annually until the stated ownership level is attained. Our chief executive officer’s required ownership level is five times (5x) his salary. Each other covered executive’s required ownership level is one and a half (1.5x) his or her base salary. Each non-employee director’s required ownership level is five times (5x) his or her annual cash retainer. Our covered executives and non-employee directors have the later of five (5) years from the date of adoption of these guidelines or commencement of employment, appointment/election or promotion, as applicable, to achieve his or her ownership level.

Compensation Consultant

In October 2013 and again in October 2014, the compensation committee engaged the services of Compensia to assist it in designing and evaluating our executive compensation programs.

The compensation committee has considered whether the work of Compensia as a compensation consultant has raised any conflict of interest, taking into account the following factors: (i) the amount of fees from us paid to Compensia as a percentage of the firm’s total revenue; (ii) the provision of other services to us by Compensia; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; (v) any business or personal relationship of Compensia or the individual compensation advisors employed by the firm with any of our executive officers and (vi) any stock of the Company owned by the individual compensation advisors employed by Compensia. Based on the above factors, the Compensation Committee has concluded that the work of Compensia and the individual compensation advisors employed by Compensia as compensation consultants to us has not created any conflict of interest. Going forward, the Compensation Committee intends to assess the independence of any of our compensation advisers consistent with applicable NASDAQ listing standards.

Consistent with past years, Compensia undertook a market compensation comparison analysis for the compensation committee with respect to 2014 and 2015 compensation decisions. Due to the volatile nature of the biopharmaceutical industry, the surveys and public company market comparison groups used by Compensia and the compensation committee have historically been revised on an annual basis to ensure that our market comparison group accurately reflected our current stage of development as a company.

Our compensation committee took Compensia’s October 2013 analysis and recommendations into consideration in evaluating decisions regarding salaries, bonus and equity compensation for our executives during 2014, including base salary decisions for fiscal year 2014. The information used by Compensia in performing the October 2013 market compensation comparison analysis included:

•

Radford Global Life Sciences Survey — A global survey of executive compensation levels and practices that covers approximately 113 biotechnology, pharmaceutical and life sciences companies with between 50 and 150 employees.

•

Select Public Company Market Comparison Group — 17 biotechnology or pharmaceutical companies matched based on industry, future growth prospects (companies with products in Phase 3 development, pre-New Drug Application or New Drug Application to commercialization, or marketed products were primarily targeted), organizational size and structure (market capitalization of between $200 million and $2 billion, and fewer than 300 employees) and location (headquartered primarily in California but also Massachusetts). The peer companies selected were: Aegerion Pharmaceuticals, Inc., Anacor Pharmaceuticals, Arena Pharmaceuticals, ArQule, Corcept Therapeutics, Curis, Dynavax Technologies, Halozyme Therapeutics, Ironwood Pharmaceuticals, Neurocrine Biosciences, Inc., Raptor Pharmaceutical, Sunesis Pharmaceuticals, Synageva BioPharma, Threshold Pharmaceuticals, Trius Therapeutics, Vivus and XenoPort.

Our compensation committee took Compensia’s October 2014 analysis and recommendations into consideration in evaluating decisions regarding salaries, bonus and equity compensation for our executives during 2014, including the annual cash bonus amounts awarded to the named executive officers for their achievements in 2014 (and paid in February 2015). The information used by Compensia in performing the October 2014 market compensation comparison analysis included:

•

Radford Global Life Sciences Survey — A global survey of executive compensation levels and practices that covers approximately 123 biotechnology, pharmaceutical and life sciences companies with between 50 and 150 employees.

•

Select Public Company Market Comparison Group — 16 biotechnology or pharmaceutical companies matched based on industry, future growth prospects (companies with products in Phase 3 development, pre-New Drug Application or New Drug Application to commercialization, or marketed products were primarily targeted), organizational size and structure (market capitalization of between $200 million and $2 billion, and fewer than 300 employees) and location (headquartered primarily in California but also Massachusetts). The peer companies selected were: Aegerion Pharmaceuticals, Inc., Anacor Pharmaceuticals, Arena Pharmaceuticals, ArQule, Corcept Therapeutics, Curis, Dynavax Technologies, Halozyme Therapeutics, Ironwood Pharmaceuticals, Neurocrine Biosciences, Inc., Raptor Pharmaceutical, Sunesis Pharmaceuticals, Synageva BioPharma, Threshold Pharmaceuticals, Vivus and XenoPort.

The 2014 market comparison group did not include Trius Therapeutics, Inc. as it had in 2013 since it was acquired by Cubist Pharmaceuticals.

Use of Comparative Data by Compensation Committee

The selected companies in the public company market comparison group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. The public company market comparison group was not selected on the basis of executive compensation levels. The public company market comparison group compensation data are limited to publicly available information and therefore do not provide precise comparisons by position, which may be offered by more comprehensive survey data. The survey data, however, can be used to provide pooled compensation data for positions closely akin to those held by each named executive officer. In addition, the pool of senior executive talent from which the company draws and against which it compares itself extends beyond the limited community of our immediate public company comparison group and includes a wide range of other organizations in the biotechnology and pharmaceutical sector outside of the company’s traditional competitors, which range is represented by such surveys. As a result, the compensation committee uses the public company group data on a limited basis to analyze the overall competitiveness of the company’s compensation with its publicly traded peers in the United States and its general compensation philosophy and continues to utilize industry survey data in determining actual executive compensation. For purposes of this compensation discussion and analysis, we refer to the foregoing survey and more specific public company group data collectively as our market comparison group.

Although the compensation committee considered market compensation information from the market comparison group in making its compensation decisions for our named executive officers, as described below, the compensation committee does not believe that it is appropriate to establish compensation levels solely by reference to market compensation data. Our compensation committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the company and carefully evaluating a named executive officer’s performance during the year against established goals, if any, leadership qualities, operational performance, business responsibilities, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. Although competitive market compensation paid by other companies is a key factor that the compensation committee considers in assessing the reasonableness of compensation, the compensation committee does not rely entirely on that data to determine named executive officer compensation. Instead, the compensation committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

The Radford Global Life Sciences Survey described above was not compiled specifically for us but rather are databases containing comparative compensation data and information for hundreds of other biotechnology and pharmaceutical companies. The compensation committee therefore reviewed pooled compensation data for positions similar to those held by each named executive officer and the compensation committee was not presented with information about the names of the individual companies included in the survey and did not review information for individual companies included in the survey.

Elements of Executive Compensation

Compensation for our named executive officers consists of the following elements: base salary, annual bonus, stock options, benefits programs and change in control/severance agreements. The compensation committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the market comparison group, the role and responsibilities of the individual executive and the nature of the incentives to be created.

Based on the analyses provided by our compensation consultant and consideration of the foregoing factors, the compensation committee has set the following as guidelines for the elements of compensation for our named executive officers in 2014 (as discussed above, in 2015, we revised our compensation philosophy to no longer target variable cash and equity compensation at the 75th percentile):

•

Base salary: A named executive officer’s annual base salary is intended to be generally aligned with the 50th percentile of base salaries paid to executives holding comparable positions, as determined by reference to our market comparison group described above; provided, however, that after referring to the market comparison group for general context, the compensation committee will then determine appropriate base salaries for the evolving business environment of the company and the performance of the executive as mentioned above;

•

Total cash compensation (base salary plus targeted bonus): A named executive officer’s total “target” annual cash compensation opportunity, consisting of both base salary and target bonus, for 2014 is intended to be generally aligned with the 75th percentile of total annual cash compensation opportunities for executives holding comparable positions, as determined by reference to our market comparison group described above; provided, however, that after referring to the market comparison group for general context, the compensation committee will then determine appropriate total cash compensation for the evolving business environment of the company and the performance of the executive as mentioned above; and

•

Total long-term incentive compensation (equity): A named executive officer’s total incentive compensation opportunity, representing equity opportunities, is intended to be generally aligned with the 75th percentile of total incentive compensation opportunities for executives holding comparable positions, as determined by reference to our market comparison group described above provided, however, that after referring to the market comparison group for general context, the compensation committee will then determine appropriate long-term incentive compensation for the evolving business environment of the company and the performance of the executive as mentioned above.

In 2014, the compensation committee looked to fundamentally establish a compensation program that generally aligned base salary at the median (50th percentile) with above-market (75th percentile) variable pay (target bonus and equity compensation) by looking to the market comparison group data for context; the committee also considered the importance of a number of other objective and subjective factors, including the role and responsibilities of the individual executive and the nature of the incentives to be created to better align pay with the company’s performance and to allow the compensation committee and our management to attract, retain, motivate and reward our executives that are helping the company to achieve its corporate objectives and maximize stockholder value. Moreover, the compensation committee acknowledges that we often compete with larger organizations for talented executives and that by offering total incentive compensation and total annual cash compensation at levels near the 75th percentile, we are better equipped to attract and retain executive talent.

Based on the competitive assessment conducted by Compensia at the request of the compensation committee, our compensation decisions for 2014 were generally aligned with the philosophical positioning outlined above. In 2015, the committee has abandoned a strategy that targets specific percentiles and instead uses the data for decision-context. In general, 2015 compensation is lower than 2014 and it is expected that the market comparisons of our executive compensation to the peers will head closer to the median in the future.

2014 Compensation Decisions for our Named Executive Officers

The compensation levels of the named executive officers reflect to a significant degree their varying roles and responsibilities. During 2014, Mr. Narachi, in his role as chief executive officer, had the greatest level of responsibility among our named executive officers and, therefore, received the highest level of pay.

Base Salary. In general, base salaries for our named executive officers are initially established through arms’ length negotiation at the time the executive is hired. The initial base salary for each named executive officer is reflected in employment agreements negotiated and executed at the time such named executive officer accepts our offer of employment.

Base salaries of our named executive officers are reviewed annually and adjustments to base salaries are based on the current economic environment, scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases also take into account the named executive officer’s current salary, and the amounts paid to executive officers in the company’s market comparison group. Base salary determinations are made by reference to the market comparison group information compiled by Compensia and described above under the heading “— Compensation Consultant.” In addition to considering the competitive pay practices of other companies, the compensation committee also considers the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis which compares the pay of each executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

In February 2014, the compensation committee set annual base salaries for our named executive officers to be in effect commencing January 1, 2014 through the next annual review. Based on its analysis in February 2014, Compensia reported to the compensation committee that the base compensation levels of all our named executive officers provided during 2013 were above the 50th percentile of our market comparison group. As a result, the compensation committee determined to make only cost-of-living adjustments to the base salaries for the named executive officers for 2014.

During 2014, the base salaries for our named executive officers were as follows:

	Base Salary ($)			2014 Increase Over 2013 Base Salary(%)
Named Executive Officer	2014	2013	2012
Michael A. Narachi	640,625	625,000	625,000	2.5%
Joseph P. Hagan	379,250	370,000	370,000	2.5%
Heather D. Turner	379,250	370,000	370,000	2.5%
Mark D. Booth(1)	379,250	370,000	370,000	2.5%
Preston Klassen, M.D., M.H.S	379,250	370,000	370,000	2.5%

(1)	Mr. Booth’s salary at any time during the fiscal year is prorated to reflect his then current part-time/full-time status.

The actual base salaries paid to all of our named executive officers are set forth in the “Summary Compensation Table” below.

Annual Cash Bonuses. In addition to base salaries, our compensation committee has the authority to award annual cash bonuses to our executive officers. It is the compensation committee’s objective to emphasize pay-for-performance and to have a significant percentage of each named executive officer’s total compensation contingent upon the company’s performance, as well as upon his or her individual level of performance and contribution toward the company’s performance. The compensation committee believes that the annual performance bonus provides incentives necessary to retain our named executive officers and motivate and reward them for short-term company performance.

For 2014, the target bonus level for each of our named executive officers was 50% of base salary (75% with respect to our chief executive officer), which level was intended to align our named executive officers’ total cash compensation opportunity (base salary plus bonus) with the 75th percentile of our market comparison group, our targeted compensation guideline. It is possible that the compensation committee could determine that the company’s or an individual officer’s performance merits total cash compensation in excess of such level and could award bonus compensation above 50% of base salary target (75% with respect to our chief executive officer).

The compensation committee intends to utilize annual bonuses to compensate the named executive officers for corporate and individual performance. Our board of directors established specific corporate goals for 2014, as detailed above under the heading “Overview — Executive Compensation Program,” that influenced the compensation committee’s decisions regarding annual bonuses. In addition to these corporate goals, each named executive officer (other than our chief executive officer) had individual objectives for 2014 that were primarily directly related to and furthered the progress of the corporate goals relative to their role in the organization. For Mr. Narachi, the corporate goals comprise 100% of his targeted total annual bonus amount. For 2014, the corporate goals were given a weight of 60% and individual goals were given a weight of 40% for annual bonus calculations for the remaining named executive officers. As a result, the 2014 bonus determinations reflect the compensation committee’s assessment of the corporate goals that were achieved for the year, as well as the recommendation of the chief executive officer (with respect to officers other than himself) and other members of management (with respect to officers other than themselves) and the compensation committee’s assessment of individual performance.

2014 Corporate Goals. The compensation committee determined that the company’s performance against the established 2014 goals was just below expectations (a total of 90 points) and, as a result, the 2014 corporate objectives were determined to be 90% achieved for purposes of the bonus calculations set forth below. In making this determination, beyond the specific corporate goals that were established at the beginning of 2014, the compensation committee also built in certain upside objectives that would allow for a certain amount of discretion on the part of the compensation committee in determining 2014 annual cash bonuses. In 2014, the compensation committee determined that there could be up to a 100% upside for 2014 annual cash bonuses based on the achievement of the following goals in 2014: (1) Contrave Approval in the U.S., (2) Contrave Launch, (3) Contrave Marketing Authorization in Europe and (4) execution of a rest-of-world (“ROW”) partnership. The compensation committee took into consideration Contrave’s approval and launch in the U.S., the receipt of a positive opinion from the European Commission’s Committee for Medicinal Products for Human Use (“CHMP”) and the absence of European Contrave approval in 2014 in determining the level of corporate goal achievement to be 90%.

2014 Individual Goals. The individual goals for 2014 for the named executive officers, other than Mr. Narachi, were primarily related to and furthered the progress of the 2014 corporate goals relative to each executive’s role in the organization. The standard ranges of bonus individual performance factor percentages are as follows:

Exceeds Expectations: 110%-125%

Fully Met Expectations: 80%-110%

Partially Met Expectations: 0%-50%

Did Not Meet Expectations: 0%

Mr. Narachi, along with the compensation committee, considered the performance of each individual named executive officer, as well as assessments received from members of management, and subjectively determined that the achievement of the other named executive officers’ individual goals. These named executive officers were given the weightings as set forth in the table below.

Named Executive Officer	2014 Individual Goals	Individual Weighting
Joseph P. Hagan

•    Effectively lead and manage the finance and accounting teams as Orexigen transitions to a commercial stage company, ensuring appropriate systems and processes are in place and utilized to manage the business to budgeted financial targets

•    Manage the VP of Technical Operations and mentor/support his efforts at building a fully-functioning team capable of overseeing quality product manufacture for commercial needs

•    Ensure second source facility is functioning as planned with bio-equivalent lots ready for testing

•    Lead the ROW partnering process and make significant progress toward establishing partnership(s) to further develop and commercialize Contrave outside of North America

		94%

Mark D. Booth	• Achieve or exceed Contrave commercial launch goals consistent with expectations of Orexigen and Takeda • Drive progress on the Contrave Life Cycle Management Plan with Takeda • Lead Orexigen/Takeda alliance management efforts • Develop/communicate the commercial investor relations story pre/post launch • Develop/communicate the commercial plan to drive progress on ROW partnership	94%

Heather D. Turner	HumanResources: • Continue to provide development opportunities if requested for managers • Develop tools to support the functional heads with resource planning for the 2015 budget Legal: • Assemble the legal infrastructure and team to ensure compliance with corporate policies and plans, laws, rules and regulations, including SEC and FDA	94%

Named Executive Officer	2014 Individual Goals	Individual Weighting

•    Act as Corporate Secretary by providing support to the CEO on all matters relating to the Board, drafting minutes, ensuring needs of the Board are met, and driving the agenda for the meetings

•    In connection with and at the direction of the VP of Government Affairs, support, industry, political and advocacy groups for the 2013 introduction of the TREAT Act addressing the Medicare Part D restriction to reimburse for obesity meds.

•    Play a significant role in corporate strategy formation beyond Contrave in North America

•    Support the IR goal developed by VP of Corp Communications and Business Development

Preston Klassen, M.D., M.H.S.	• Lead efforts to obtain Contrave approval by the FDA • Transition the administration of the Light Study to Takeda • Develop post-marketing plans with Takeda • Defend marketing authorization application for Mysimba to achieve a positive opinion from the CHMP and approval from the European Commission • Develop preclinical plans for certain compounds • Support business development and investor relations efforts, as needed	94%

Bonus Calculations. With the exception of Mr. Narachi, the corporate goals were given a weight of 60% and individual goals were given a weight of 40% for annual bonus calculations for the remaining named executive officers. For example, if the individual performance rating for a particular named executive officer was scored at 94%, and after combining in a 40% weighted corporate performance score of 90%, a total combined score for 2014 would be 92%.

Corporate Score: .60 x .90 = .54

Personal Score: .40 x .94 = .38

Total Combined Score: .54 + .38 = 92%

As stated above, the target bonuses for our named executive officers were set to provide total cash compensation for our named executive officers at or near the 75th percentile of our market comparison group, pursuant to the compensation committee’s stated compensation philosophy. In February 2015, our compensation committee approved the 2014 annual bonuses for each of our named executive officers, which are set forth below under the heading “Summary Compensation Table.” Although we achieved many important goals in 2014, annual bonuses awarded to our executives, not including Mark Booth, were on average 15% lower than for the prior year. Mr. Booth’s increase in annual bonus for 2014 reflected his return to full-time status. This reduced 2014 bonus payout reflected performance versus the goals and recognition of the Say-on-Pay Vote during 2014. Beginning in 2015, we are no longer targeting the 75th percentile, and expect that compensation will be lower and closer to the median of our market comparison group over time (although we are also not targeting pay specifically to the median).

Long-Term Incentive Program. The compensation committee believes that long-term performance will be enhanced through stock option awards that reward our executives for maximizing stockholder value over time and that align the interests of our employees and management with those of stockholders. The compensation committee uses stock options as the primary incentive vehicle for long-term compensation opportunities because:

•

Stock options and the vesting period of stock options attract and retain executives. Because vesting is based on continued employment, our equity-based incentives also facilitate the retention of our named executive officers through the vesting period of the awards.

•

Stock options are performance based. Because all the value received by the recipient of a stock option is based on the growth of the stock price, stock options enhance the executives’ incentive to increase our stock price and maximize stockholder value.

•

Stock options help to provide a balance to the overall executive compensation program as base salary and our annual performance bonus program focus on short-term compensation, while stock options reward executives for increases in stockholder value over the longer term.

•	Stock options with a 10-year term allow the time necessary for long-term drug development activities to take effect, in spite of short-term market volatility as drug developments are announced.

Our 2007 plan authorizes the compensation committee to grant options to purchase shares of common stock to our employees, directors and consultants. Our compensation committee oversees the administration of our stock option plan. Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives.

The compensation committee reviews and approves stock option awards to executive officers based upon a review of market comparison group data, its assessment of individual performance and contribution towards corporate objectives, a review of each executive’s existing long-term incentives, and retention considerations. Annual stock option grants are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of members of management. In determining the size of the long-term equity incentives to be awarded to our named executive officers, the compensation committee takes into account a number of internal factors, such as the relative scope of their duties, the value of existing long-term incentive awards, percent of ownership, individual performance history, prior contributions to the company, the size of prior grants, anticipated individual contribution in the coming year(s) and market comparison group data. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. Equity target levels for our named executive officers are set based on an evaluation of compensation information for our market comparison group, as described above, and are intended to generally correspond to the 75th percentile of awards for such group, with final decisions made after taking into account the market comparison group data, along with a number of other subjective factors as discussed above. In 2015, we looked only at value based comparisons of equity and did not look at percent ownership comparisons.

Stock options granted by the compensation committee have an exercise price equal to the fair market value of our common stock on the day of grant. Stock options granted in connection with the commencement of employment typically vest over a four-year period (with 25% vesting 12 months after the vesting commencement date and the remainder vesting ratably each month thereafter based upon continued employment). Stock options granted as annual retention awards typically vest monthly over a four-year period (vesting ratably each month based on continued employment). All stock options generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended (the “Code”). The compensation committee has never granted stock options with an exercise price that is less than the fair market value of our common stock on the grant date, as determined pursuant to our equity incentive plans.

The compensation committee has not granted, nor does it intend in the future to grant, equity compensation awards to employees in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the compensation committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

In February 2014, the compensation committee granted stock option awards to our named executive officers based on the internal factors set forth above, the market comparison group data provided to them by Compensia, as well as the significant effort the executives made toward the achievement of the 2013 corporate objectives.

The stock option awards granted to our named executive officers in 2014 are described in more detail below under the heading “Grant of Plan-Based Awards.”

Other Compensation.

Welfare Benefits. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers, including medical, dental, vision and life insurance coverage; however, the compensation committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We have no current plans to change the levels of benefits currently provided to our executives. The medical, dental, vision and life insurance coverage provided to our named executive officers is the same as those benefits provided to our employees generally.

Retirement Benefits. We have a 401(k) plan in which substantially all of our employees are entitled to participate. Our 401(k) plan is intended to qualify as a tax qualified plan under the Code. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. For 2015, this amount is up to $18,000, with an additional $6,000 “catch-up” contribution available for employees fifty years of age and older. Employee contributions are held and invested by the plan’s trustee.

Our 401(k) plan also permits matching and discretionary contributions, subject to established limits and a vesting schedule. We provide a match of 50% of the amount of a participant’s salary deferral, limited to a maximum of 6% of the participant’s annual salary and subject to Internal Revenue Service limits. Messrs. Narachi, Hagan and Booth and Ms. Turner participated in the 401(k) plan and received matching funds for 2014.

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

ESPP. In 2013, we adopted, and our stockholders approved, an employee stock purchase plan (the “ESPP”) intended to qualify under Section 423(b) of the of the Code, the purposes of which is to provide an opportunity for our employees, including our named executive officers, to purchase our common stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of our company and our affiliates.

Change in Control and Severance Arrangements. We have entered into employment agreements with each of our named executive officers, which provide change in control and severance arrangements. These severance and change in control benefits and payments are designed to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and our other constituents without undue concern over whether the transactions may jeopardize the executives’ own employment. Furthermore, the payments will provide incentive for the named executives to continue to successfully negotiate such transactions from the early stages through closing. Such benefits are also designed to alleviate the financial impact of an involuntary termination through salary continuation. The compensation committee believes that reasonable change in control and severance benefits for our named executive officers are important because it may be difficult for our named executive officers to find comparable employment within a short period of time following certain qualifying terminations.

These agreements are intended to be competitive within our industry and among companies of our size and in our current stage of development and to attract highly qualified individuals and encourage them to remain with our company. In November 2009, our compensation committee engaged Compensia to review our current change in control and severance arrangements as compared to our market comparison group. The results of this review showed that our arrangements were not representative of market practice. As a result, based on information provided by Compensia with respect to arrangements provided to executives of our market comparison group, our compensation committee approved amended and restated employment agreements with each of our executive officers and key employees, including our named executive officers, to better reflect market practice. In February 2013, the compensation committee further amended the employment agreements to extend these change in control and severance arrangements through March 31, 2016. In making the decision to extend the benefits, our compensation committee relied on the input of Compensia that the programs are representative of market practice, both in terms of design and cost. Although these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining named executive officer compensation, the decision to offer these benefits did not influence our compensation committee’s determinations concerning other direct compensation or benefit levels.

The amended and restated employment agreements are described below under the heading “— Employment Agreements and Severance Benefits.”

Summary Compensation Table

The following table provides information regarding the compensation that we paid during the fiscal years ended December 31, 2014, 2013 and 2012 to those persons serving as our principal executive officer and principal financial officer during the fiscal year ended December 31, 2014, and each of our other three most highly paid executive officers serving in such capacity as of December 31, 2014. These individuals are referred to herein as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Michael A. Narachi	2014	640,625	3,417,406	(7)	432,422	8,816	(2)	4,499,269
President, Chief Executive Officer and Member of the Board of Directors	2013	625,000	2,378,286		515,625	7,926		3,526,837
	2012	625,000	1,686,330		585,938	7,776		2,905,044

Joseph P. Hagan	2014	379,250	1,141,672	(7)	178,248	7,980	(3)	1,707,150
Chief Business and Financial Officer	2013	370,000	1,328,412		214,600	7,770		1,920,782
	2012	370,000	655,795		222,000	7,620		1,255,415

Mark D. Booth	2014	379,250	1,040,191	(7)	178,248	8,316	(4)	1,606,005
Chief Commercial Officer (outgoing)	2013	296,000	814,188		162,800	8,326		1,281,314
	2012	285,374	736,099		185,493	7,776		1,214,742

Heather D. Turner	2014	379,250	1,040,191	(7)	178,248	7,920	(5)	1,605,609
Senior Vice President, General Counsel and Secretary	2013	370,000	1,028,448		210,900	7,770		1,617,118
	2012	370,000	655,795		222,000	7,608		1,255,403

Preston Klassen, M.D., M.H.S.	2014	379,250	1,040,191	(7)	178,248	180	(6)	1,597,869
Head of Global Contrave Program and Executive Vice President, Product Development	2013	370,000	1,049,874		214,600	180	(6)	1,634,654
	2012	370,000	655,795		240,500	120		1,266,415

(1)	Reflects the grant date fair value of the option awards granted to our named executive officers for the relevant year, as computed in accordance with ASC Topic 718 using the Black-Scholes-Merton model for options, without consideration of forfeitures. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015.
(2)	Includes $7,800 for our contribution to the 401(k) savings plan, taxable cost of $516 for group term life insurance coverage and $500 in club membership reimbursement.
(3)	Includes $7,800 for our contribution to the 401(k) savings plan and taxable cost of $180 for group term life insurance coverage.
(4)	Includes $7,800 for our contribution to the 401(k) savings plan and taxable cost of $516 for group term life insurance coverage.
(5)	Includes $7,800 for our contribution to the 401(k) savings plan and taxable cost of $120 for group term life insurance coverage.
(6)	Includes the taxable cost for group term life insurance coverage.
(7)	The grant date fair value of this award, computed in accordance with the relevant accounting guidance, was $5.07 per share.

Grants of Plan-Based Awards

All plan-based awards granted to our named executive officers are incentive stock options, to the extent permissible under the Code. The exercise price per share of each option granted to our named executive officers was equal to the fair market value of our common stock on the date of the grant as determined pursuant to our 2007 plan, which is determined by reference to the closing price per share of our common stock on the date of grant. All options were granted under our 2007 plan.

The following table presents information concerning grants of plan-based awards to each of the named executive officers during fiscal year 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Inventive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
Michael A. Narachi	2/7/2014	—	673,500	6.30	3,417,406
	N/A	480,500	—	—	—
Joseph P. Hagan	2/7/2014	—	225,000	6.30	1,141,673
	N/A	189,600	—	—	—
Heather D. Turner	2/7/2014	—	205,000	6.30	1,040,191
	N/A	189,600	—	—	—
Mark D. Booth	2/7/2014	—	205,000	6.30	1,040,191
	N/A	189,600	—	—	—
Preston Klassen, M.D., M.H.S	2/7/2014	—	205,000	6.30	1,040,191
	N/A	189,600	—	—	—

(1)	Each named executive officer was granted a non-equity incentive plan award pursuant to our 2014 annual cash bonus plan which is discussed in greater detail in the “Annual Cash Bonus” section of the “Compensation Discussion and Analysis” above. The amounts shown in the “target” column reflect the target payout under the plan. The target amount is equal to 75% of Mr. Narachi’s annualized base salary and 50% of the other named executive officers’ annualized base salaries. No “threshold” or “maximum” is applicable to these awards. The actual amounts earned by each named executive officer in 2014 are shown in the Summary Compensation Table above.
(2)

The option has a term of ten years and vests in accordance with the following schedule: 1/48th of the total number of shares vest on the same day of each of the immediately following calendar months following the grant date.

(3)	The grant date fair value of the option awards granted to our named executive officers was computed in accordance with the relevant accounting guidance. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2014. All options were granted under our 2007 plan.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Michael A. Narachi	2/7/2014	140,312	533,188	6.30	2/6/2024
	2/15/2013	254,375	300,625	5.69	2/14/2023
	1/25/2012	656,250	243,750	2.58	1/24/2022
	7/25/2011	1,431,861	329,701	1.66	7/24/2021
	6/10/2011	1,549,238	225,000	1.70	6/9/2021

Joseph P. Hagan	2/7/2014	46,875	178,125	6.30	2/6/2024
	2/15/2013	142,083	167,917	5.69	2/14/2023
	1/25/2012	255,205	94,792	2.58	1/24/2022
	7/25/2011	625,160	138,840	1.66	7/24/2021

Heather D. Turner	2/7/2014	42,708	162,292	6.30	2/6/2024
	2/15/2013	110,000	130,000	5.69	2/14/2023
	1/25/2012	255,208	94,792	2.58	1/24/2022
	7/25/2011	497,474	159,458	1.66	7/24/2021

Mark D. Booth	2/7/2014	42,708	162,292	6.30	2/6/2024
	2/15/2013	87,083	102,917	5.69	2/14/2023
	2/27/2012	49,586	20,417	4.16	2/27/2022
	1/25/2012	204,166	75,834	2.58	1/24/2022
	7/25/2011	492,587	121,337	1.66	7/24/2021

Preston Klassen, M.D., M.H.S.	2/7/2014	42,708	162,292	6.30	2/6/2024
	2/15/2013	112,291	132,709	5.69	2/14/2023
	1/25/2012	255,208	94,792	2.58	1/24/2022
	7/25/2011	610,664	121,336	1.66	7/24/2021

(1)	1/48th of the total number of shares subject to the option vest on the same day of each of the immediately following calendar months following the grant date (which is also the vesting commencement date). The option has a ten year term from the date of grant.

Option Exercises and Stock Vested at Fiscal Year End

The following table presents certain information concerning the exercise of options by each of the named executive officers during the fiscal year ended December 31, 2014.

	Option Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)
Heather D. Turner	354,031	1,071,973

(1)	Amounts realized upon exercise of options are calculated by subtracting the exercise price of the options from the fair market value of the underlying shares on the date of exercise.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The compensation committee, which is comprised solely of independent directors, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interest.

Employment Agreements and Severance Benefits

We have entered into employment agreements with each of our executive officers and our key employee, as described below.

The base salaries of the executives are set forth in the employment agreements. The employment agreements provide that each executive shall be eligible for an annual performance bonus, equal to up to 50% of the executive’s base salary, or 75% with respect to Mr. Narachi, our chief executive officer. Each named executive officer’s employment is at-will.

The employment agreements provide each named executive officer with certain severance and change in control benefits. These severance and change in control benefits shall continue for a period of three years after execution of the employment agreements. In February 2013, we extended the term of these severance and change in control benefits for an additional three years (through March 31, 2016). With respect to Mr. Narachi, in the event his employment is terminated by us other than for “cause,” as defined in the employment agreement (and other than as a result of his death or disability) at any time other than the period that begins three months prior to the effective date of a change in control and concludes on the date that is 12 months after the effective date of a change in control, provided that he first executes and does not revoke a general release and has fully complied with his continuing fiduciary, statutory and material contractual obligations to us, he will be entitled to (i) a lump sum cash severance payment equal to 24 months of his annual base salary (as in effect immediately prior to his termination), (ii) payment of premiums necessary to continue Mr. Narachi’s group health insurance coverage in effect as of his termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a maximum period of 24 months following the date of his termination and (iii) acceleration of Mr. Narachi’s outstanding equity awards such that, effective as of the date of his termination, he shall receive immediate accelerated vesting of such outstanding equity awards with respect to that same number of shares which would have vested if Mr. Narachi had continued in employment with us for a period of 12 months following the date of his termination. In addition, in the event Mr. Narachi’s employment is terminated by us other than for cause (and other than as a result of his death or disability) or by him due to “constructive termination,”( as defined in the employment agreement), within the three-month period before the effective date of a change in control and the 12-month period immediately following the effective date of a change in control, provided that he first executes and does not revoke a general release and fully complies with his continuing fiduciary, statutory and material contractual obligations to us, he will be entitled to (i) a lump sum cash severance payment equal to 24 months of his annual base salary (as in effect immediately prior to his termination), (ii) payment of premiums necessary to continue Mr. Narachi’s group health insurance coverage in effect as of his termination pursuant to COBRA for a maximum period of 24 months following the date of his termination and (iii) acceleration of Mr. Narachi’s outstanding equity awards such that all outstanding equity awards are fully vested and exercisable with respect to all the shares subject thereto effective immediately prior to the date of his termination.

With respect to the other named executive officers, in the event his or her employment is terminated by us other than for “cause,” as defined in the agreements (and other than as a result of his or her death or disability) at any time other than the period that begins three months prior to the effective date of a change in control and concludes on the date that is 12 months after the effective date of a change in control, provided that he or she first executes and does not revoke a general release and fully complies with his or her continuing fiduciary, statutory and material contractual obligations to us, each executive will be entitled to (i) a lump sum cash severance payment equal to 12 months of his or her annual base salary (as in effect immediately prior to his or her termination) and (ii) payment of premiums necessary to continue the executive’s group health insurance coverage in effect as of his or her termination pursuant to COBRA for a maximum period of 12 months following the date of his or her termination. In the event the executive’s employment is terminated by us other than for cause (and other than as a result of his or her death or disability) or by such executive due to “constructive termination,” as defined in the agreements, within the three-month period before the effective date of a change in control and the twelve-month period immediately following the effective date of a change in control, provided that he or she first executes and does not revoke a general release and fully complies with his or her continuing fiduciary, statutory and material contractual obligations to us, each executive will be entitled to (i) a lump sum cash payment equal to 18 months of his or her annual base salary (as in effect immediately prior to his or her termination), (ii) payment of premiums necessary to continue the executive’s group health insurance coverage in effect as of his or her termination pursuant to COBRA for a maximum period of 18 months following the date of his or her termination and (iii) acceleration of the executive’s outstanding equity awards such that all outstanding equity awards are fully vest and exercisable with respect to all the shares subject thereto effective immediately prior to the date of his or her termination.

In the event a named executive officer becomes entitled to any payments and benefits (including but not limited to payments and benefits pursuant to the employment agreements) that the executive would receive in connection with a change in control, or the transaction payments, that would constitute a “parachute payment” within the meaning of Section 280G of the Code, and would be subject to excise tax imposed by Section 4999 of the Code (the “excise tax”), then the employment agreements, including Mr. Narachi’s employment agreement, provide for a “best-after tax” analysis with respect to such payments, under which we shall cause to be determined before any amounts of such transaction payments are paid to the executive which of the following two alternative forms of payment would result in executive’s receipt, on an after-tax basis, of the greater amount of the transaction payment notwithstanding that all or some portion of the transaction payment may be subject to the excise tax: (i) payment in full of the entire amount of the transaction payment, or (ii) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.

The named executive officer employment agreements also include standard noncompetition covenants on the part of the executives. The employment agreements provide that, during the term of each named executive officer’s employment with us, he or she may not compete with our business in any manner. The employment agreements also reaffirm the named executive officers’ obligations under our standard employee proprietary information and inventions agreement to which each such executive is a party.

Potential Payments Upon Termination Without Cause

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated without cause on December 31, 2014. The amounts below reflect potential payments pursuant to the employment agreements for such named executive officers.

Name of Executive Officer	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)	Value of COBRA insurance payment ($)	Total ($)(2)
Michael A. Narachi	1,319,688	6,586,166	51,261	7,957,115
Joseph P. Hagan	394,420	—	25,994	420,414
Heather D. Turner	379,250	—	24,609	403,859
Mark D. Booth	379,250	—	36,046	415,296
Preston Klassen, M.D., M.H.S	390,628	—	30,294	420,922

(1)	Cash severance payments are calculated using the base salary effective as of January 1, 2015.
(2)	The amounts shown in the table assume full payment of benefits payable under the employment agreements, without any reduction pursuant to the modified cut-back provision relation Section 280G of the Code as described above in “— Employment Agreements and Severance Benefits.”

Potential Payments Upon Termination Due to Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated without cause or due to constructive termination upon a change in control on December 31, 2014, assuming that such termination occurred within the period beginning on the first day of the calendar month three months preceding the calendar month in which the effective date of a change in control occurs and ending on the last day of the twelfth calendar month following the calendar month in which the effective date of a change in control occurs. The amounts below reflect potential payments pursuant to the employment agreements for such named executive officers.

Name of Executive Officer	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)	Value of COBRA insurance payment ($)	Total ($)(2)
Michael A. Narachi	1,319,688	9,891,520	51,261	11,262,469
Joseph P. Hagan	591,630	3,512,824	25,994	4,130,448
Heather D. Turner	568,875	3,312,045	24,609	3,905,529
Mark D. Booth	568,875	2,925,750	36,046	3,530,671
Preston Klassen, M.D., M.H.S	585,942	3,097,442	30,294	3,713,678

(1)	Cash severance payments are calculated using the base salary effective as of January 1, 2015.
(2)	The amounts shown in the table assume full payment of benefits payable under the employment agreements, without any reduction pursuant to the modified cut-back provision relation Section 280G of the Code as described above in “— Employment Agreements and Severance Benefits.”

Proprietary Information and Inventions Agreement

Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment. In addition, this agreement provides that during the term of the named executive officer’s employment and for one (1) year thereafter, the executive will not, either directly or through others, solicit or attempt to solicit any of our employees, independent contractors or consultants terminate his or her relationship with us in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any of our employees to leave employment with us for any reason or to devote less than all of any such employee’s efforts to our affairs.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of our executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

With the exception of compensation paid to Mr. Narachi, the non-performance based compensation paid in cash to our executive officers in 2014 did not exceed the $1 million limit per officer. In addition, in 2014, we intended that options granted under our 2007 plan qualify as performance-based compensation and, therefore, such options have been granted with an exercise price equal to the fair market value of the option shares on the grant date. Therefore, it is intended that options granted under the 2007 plan in 2014 will not be subject to the $1 million deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). We have adopted a policy that, where reasonably practicable and where in the best interests of our stockholders, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

Compensation Committee Interlocks and Insider Participation

Wendy Dixon, Ph.D., Brian H. Dovey and Patrick J. Mahaffy served on our compensation committee during the 2014 fiscal year. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Report of the Compensation Committee of the Board of Directors

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the annual report on Form 10-K for the year ended December 31, 2014, filed by us with the SEC.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectively submitted,

The Compensation Committee of the Board of Directors

Brian H. Dovey (Chairman)

Wendy Dixon, Ph.D.

Patrick J. Mahaffy

DIRECTOR COMPENSATION

Although the compensation committee considers market compensation information in making its compensation decisions for our non-employee directors, as described below, the compensation committee does not believe that it is appropriate to establish compensation levels solely by reference to market compensation data. Our compensation committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the company and the level of effort and expertise of the non-employee directors, including the committees on which they serve. The compensation committee also takes into consideration the importance to the company to be able attract, retain, motivate and reward our non-employee directors who are helping the company achieve its corporate objectives and maximize stockholder value, and the fact that we often compete with larger organizations for board members.

Elements of Non-Employee Director Compensation

Compensation for our non-employee directors consists of cash and stock options. The compensation committee allocates total compensation between cash and equity based on a number of objective and subjective factors, including competitive practices among the market comparison group, the expected responsibilities of the board of directors in the coming year, the level of effort and expertise of the directors and the nature of the behaviors the incentives are intended to motivate.

Pursuant to our Independent Director Compensation Policy, each non-employee director will receive the following cash compensation for board services, as applicable:

•	$40,000 per year for service as a board member;

•	$20,000 per year for service as chairperson of the board;

•

$18,000 per year for service as chairperson of the audit committee, $12,500 per year for service as chairperson of the compensation committee, $7,500 per year for service as chairperson of the nominating/corporate governance committee, $20,000 per year for service as chairperson of the research and development strategy committee and there is no chairperson of the strategic transactions committee; and

•

$7,500 per year for service as a member of the audit committee, $5,000 per year for service as a member of the compensation committee, $3,750 per year for service as a member of the nominating/corporate governance committee, $2,000 per year for service as a member of the research and development strategy committee and $7,500 per year for service as a member of the strategic transactions committee.

We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors and carrying out their board of director duties.

In addition, pursuant to the Independent Director Compensation Policy, our non-employee directors will receive initial and annual, automatic, non-discretionary grants of nonqualified stock options. Each person who is initially elected or appointed to our board of directors, and who is a non-employee director at the time of such initial election or appointment, will receive a nonqualified stock option to purchase 70,000 shares of our common stock on the date of such initial election or appointment. This option grant will vest in equal monthly installments over 36 months following the date of grant, subject to such director’s continuing service on our board of directors through such dates of vesting. In addition, on the date of each annual meeting, each individual who continues to serve as a non-employee director on such date will receive an automatic option grant to purchase an additional 50,000 shares of our common stock. This subsequent option granted to any non-employee director who is elected for the first time to our board of directors prior to the annual meeting but after the previous year’s annual meeting will be pro-rated to reflect the days that such director served on our board of directors until the date of the annual meeting. This option grant will vest in equal monthly installments over 12 months following the date of grant, subject to the director’s continuing service on our board of directors through such dates of vesting.

The exercise price of each option granted to a non-employee director will be equal to 100% of the fair market value on the date of grant of the shares covered by the option. Options will have a maximum term of ten years measured from the grant date, subject to termination in the event of the non-employee director’s cessation of board service. No portion of the option which is unexercisable at the time of the non-employee director’s termination of membership on our board of directors shall thereafter become exercisable. Following an non-employee director’s termination, the non-employee director shall have until the first to occur of (i) the third anniversary of the date of his or her termination of membership from our board of directors, or (ii) the original expiration date of the term of such options, to exercise the options that were vested and exercisable as of such date of termination. In the event of a change of control (as that term is defined in our 2007 Equity Incentive Award Plan, which we refer to as our 2007 plan) all outstanding unvested options granted to the non-employee directors shall become fully vested and exercisable immediately prior to a change of control.

Our Independent Director Compensation Policy provides that the options shall be granted under and shall be subject to the terms and provisions of our 2007 plan and shall be granted subject to the execution and delivery of option agreements.

Summary Director Compensation

The following table summarizes compensation earned by our non-employee directors for the fiscal year 2014.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Eckard Weber, M.D.	60,000	240,560	300,560
Louis C. Bock	51,250	240,560	291,810
Wendy L. Dixon, Ph.D.	52,500	240,560	293,060
Brian H. Dovey	54,354	240,560	294,914
David J. Endicott	47,500	240,560	288,060
Peter K. Honig, M.D., M.P.H.	65,646	240,560	306,206
Patrick J. Mahaffy	60,000	240,560	300,560
Lota S. Zoth	65,500	240,560	306,060

(1)	Reflects the grant date fair value for option awards granted to our non-employee directors, as computed in accordance with the relevant accounting guidance, without consideration of forfeitures. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015. Each non-employee director received an option to purchase 50,000 shares of our common stock on the date of our 2014 annual meeting of stockholders. The grant date fair value of this award, computed in accordance with the relevant accounting guidance, was $4.81 per share. The aggregate number of shares subject to outstanding stock options held by each non-employee director as of December 31, 2014 was as follows: Dr. Weber, 197,500 shares; Mr. Bock, 197,500 shares; Dr. Dixon, 185,000 shares; Mr. Dovey, 197,500 shares; Mr. Endicott, 103,126 shares; Dr. Honig, 185,000 shares; Mr. Mahaffy, 197,500 shares; and Ms. Zoth, 155,000 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2014, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. We have a written policy which requires that any transaction with a related party required to be reported under applicable SEC, other than compensation-related matters, be reviewed and approved by our Audit Committee. We have not and will not adopt written procedures for review of, or standards for approval of, these transactions, but instead we intend to review such transactions on a case by case basis. In addition, our compensation committee will approve all compensation-related policies.

Employment Agreements

We have entered into employment agreements with Michael A. Narachi, our President and Chief Executive Officer, Joseph P. Hagan, our Chief Business and Financial Officer, Mark D. Booth, our Chief Commercial Officer, Heather D. Turner, our Senior Vice President, General Counsel and Secretary, and Preston Klassen, M.D., M.H.S., our Executive Vice President, Head of Global Development. For further information, see above under the heading “— Employment Agreements and Severance Benefits.”

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors’ and officers’ liability insurance.

LEGAL PROCEEDINGS

In May 2013, we received a shareholder demand alleging that certain option grants to our President and Chief Executive Officer, Michael A. Narachi, our Chief Business and Financial Officer, Joseph P. Hagan, and our Senior Vice President, General Counsel and Secretary, Heather D. Turner, in 2011 were granted in excess of the 1,500,000 share limit set forth in Section 3.3 of the Orexigen Therapeutics, Inc. 2007 Equity Incentive Award Plan, or Plan, as to the number of shares of our common stock with respect to which one or more stock awards may be granted to any one eligible participant during any of our fiscal years. We refer to this limit as the 162(m) Award Limit. Our board of directors established a demand review committee composed of independent directors to conduct an investigation with respect to the shareholder demand and to make recommendations to our board of directors. The demand review committee engaged independent counsel as part of its investigation and evaluated (1) the terms of the Plan, (2) the initial issuance procedures for the option grants to Mr. Narachi, Mr. Hagan and Ms. Turner during 2011, (3) the authority available to the compensation committee of our board of directors under its charter and the Plan, (4) the expectations of the award recipients and (5) the intent of our board of directors and the compensation committee regarding the availability of an exemption from the deductibility limitations of Section 162(m) of the Internal Revenue Code for such option grants. Following its investigation, the demand review committee determined that the 162(m) Award Limit first became effective as of June 2, 2011, and that, therefore, awards granted under the Plan prior to June 2, 2011, did not count toward the 162(m) Award Limit. The demand review committee determined that the awards granted to Mr. Hagan between June 2, 2011 and December 31, 2011 did not exceed the 162(m) Award Limit. The demand review committee further determined that the options granted to Mr. Narachi and Ms. Turner, including the portion of such awards in excess of the 162(m) Award Limit, were validly approved under the Plan, although the portion of those awards in excess of the 162(m) Award Limit does not qualify as performance-based compensation under Section 162(m). In September 2013, the compensation committee amended the Plan, with the approval of our board of directors, to take the following actions: (1) to clarify that the 162(m) Award Limit only applies to awards or the portion thereof intended to qualify as performance-based compensation under Section 162(m); and (2) to confirm that the compensation committee has the authority to make awards in excess of the 162(m) Award Limit, which board action we refer to as the Plan Amendment. The Plan Amendment is deemed effective as of June 10, 2011, consistent with the authority of the compensation committee as administrator of the Plan as of that date. Any grants under the Plan in excess of the 162(m) Award Limit are not intended to qualify as performance-based compensation under Section 162(m).

On December 6, 2013, a plaintiff claiming to be a shareholder of ours filed a derivative lawsuit purportedly on behalf of us against certain of our officers and the members of our board of directors, in the Superior Court for the State of California, County of San Diego, captioned Wilkin v. Narachi, et al. On December 9, 2013, the same shareholder who made a demand on the board in May 2013 filed a derivative lawsuit purportedly on behalf of us against certain of our officers and current and former members of our board of directors in the United States District Court, for the Southern District of California, captioned Turgeman v. Narachi, et al. Both of the lawsuits assert claims for breach of fiduciary duty, waste and unjust enrichment based on, among other things, the alleged grant of stock options to certain officers in excess of the 162(m) Award Limit, repricing stock options allegedly in violation of our equity incentive plan, the board of directors’ conduct in responding to the May 2013 shareholder demand, and making allegedly false and misleading statements. Both of the lawsuits seek, among other things, declaratory relief, corporate governance reforms, rescission of certain stock option awards, rescission of the Plan Amendment, injunctive relief, damages, restitution, disgorgement and attorney’s fees. On July 23, 2014, we and the individual defendants filed a motion to dismiss the Turgeman complaint. On March 9, 2015, the court granted the motion to dismiss with thirty days leave to amend. On April 8, 2015, the plaintiff filed an amended complaint. The parties have submitted a stipulation with the court that, if approved by the court, would make our and the individual defendants’ response to the amended complaint due on May 8, 2015. Without the stipulation, the deadline to respond to the complaint would be April 22, 2015. We and the individual defendants filed a motion to dismiss the Wilkin complaint on August 13, 2014. On October 24, 2014, the judge granted the motion to dismiss with leave to amend the complaint. The plaintiff did not file an amended complaint within the court-ordered deadline but filed a motion to stay the action. On January 29, 2015, the judge denied the motion to stay and dismissed the lawsuit with prejudice. On February 6, 2015, the parties filed a stipulation with the court in which plaintiff waived his right to appeal and the parties agreed to a judgment dismissing the lawsuit and on March 4, 2015, a final judgment was entered. Although management believes that the claims lack merit and intends to defend against them vigorously, there are uncertainties inherent in any litigation and we cannot predict the outcome.

On March 10, 2015, a purported class action lawsuit was filed against the Company and certain of our officers in the United States District Court, for the Southern District of California, captioned Colley v. Orexigen, et al. The following day, two additional putative class action lawsuits were filed in the same court, captioned Stefanko v. Orexigen, et al., and Yantz v. Orexigen, et al., asserting substantially similar claims. The complaints purport to assert claims on behalf of a class of purchasers of the Company’s stock between March 3, 2015 and March 5, 2015. It alleges that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 by purportedly making false and misleading statements regarding the interim results of the Company’s ongoing Light Study. The complaints seek an unspecified amount of damages, attorneys’ fees and equitable or injunctive relief. Motions seeking to be appointed Lead Plaintiff are due May 11, 2015. We expect a consolidated complaint to be filed approximately 60 days after the Court appoints a Lead Plaintiff. Although management believes that the claims lack merit and intends to defend against them vigorously, there are uncertainties inherent in any litigation and we cannot predict the outcome.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2014, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2016 must be received by us no later than December 24, 2015, which is 120 days prior to the first anniversary of the expected mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the date of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2016 annual meeting of stockholders, such a proposal must be received by us no earlier than February 10, 2016 and no later than March 11, 2016. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received no earlier than 120 calendar days prior to such annual meeting and not later than 90 calendar days prior to such annual meeting or, if later, the tenth day following the date on which public announcement of the date of the meeting is first made. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2014 will be mailed to stockholders of record on or about April 22, 2015. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037, Attention: Corporate Secretary.

STOCKHOLDERS SHARING THE SAME ADDRESS

SEC rules permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report.

If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by contacting us at Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037, Attention: Corporate Secretary; (858) 875-8600. We will promptly send additional copies of the proxy statement or annual report. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank or other intermediary or by contacting us as indicated above.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room

100 F Street, NE

Washington, D.C. 20549

Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our public filings are also available to the public from document retrieval services and the internet website maintained by the SEC at www.sec.gov. These filings are also available in the Investors section of our website at www.orexigen.com.

By Order of the Board of Directors,

Michael A. Narachi

President, Chief Executive Officer and Director

La Jolla, California

April 22, 2015

OREXIGEN THERAPEUTICS, INC. ATTN: JOSEPH HAGAN 3344 NORTH TORREY PINES COURT SUITE 200 LA JOLLA, CA 92037

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	Louis C. Bock 02 Wendy L. Dixon, Ph.D. 03 Peter K. Honig, M.D.
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.					☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

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OREXIGEN THERAPEUTICS, INC.

Annual Meeting of Stockholders

June 9, 2015 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder of Orexigen Therapeutics, Inc., a Delaware corporation (the “Company”), hereby appoints Joseph P. Hagan, as a proxy for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on June 9, 2015 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, and “FOR” PROPOSAL 2.

In their discretion, the proxy holders are authorized to vote upon such other usiness as may properly come before the annual meeting or any adjournment or postponement thereof. All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Continued and to be signed on reverse side

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